EXECUTION

STOCK PURCHASE AGREEMENT

BY AND AMONG

GLENCOE SKYDOME HOLDINGS. L.P.,
(A DELAWARE LIMITED PARTNERSHIP),

POLYAIR INTER PACK, INC.
(AN ONTARIO CORPORATION),

AND

INTERTAPE POLYMER GROUP INC.
(A CANADIAN CORPORATION)

JULY 17, 2018

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS........................................................................................................		1
1.01	Definitions.....................................................................................................................	1
1.02	Other Definitional Provisions.......................................................................................	12
ARTICLE II PURCHASE AND SALE OF THE SECURITIES.................................................		13
2.01	Purchase and Sale..........................................................................................................	13
2.02	The Closing....................................................................................................................	13
2.03	The Closing Transactions..............................................................................................	13
2.04	Closing Cash Proceeds Adjustment...............................................................................	14
ARTICLE III CONDITIONS TO CLOSING..............................................................................		18
3.01	Conditions to the Purchaser’s Obligation......................................................................	18
3.02	Conditions to the Company’s and the Seller’s Obligations...........................................	19
3.03	Conditions to All Parties’ Obligations...........................................................................	20
3.04	Frustration of Closing Conditions..................................................................................	20
3.05	Closing Deliveries..........................................................................................................	20
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER........................		21
4.01	Authority, Validity and Effect........................................................................................	21
4.02	Title to Shares................................................................................................................	21
4.03	No Breach......................................................................................................................	21
4.04	Litigation.......................................................................................................................	21
4.05	Brokerage.......................................................................................................................	21
4.06	Taxable Canadian Property............................................................................................	22
4.07	NO OTHER REPRESENTATIONS AND WARRANTIES..........................................	22
ARTICLE V REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		22
5.01	Organization and Corporate Power................................................................................	22
5.02	Subsidiaries....................................................................................................................	23
5.03	Authorization; No Breach..............................................................................................	23
5.04	Capital Stock..................................................................................................................	24
5.05	Financial Statements; Notes and Accounts Receivable.................................................	24
5.06	Financial Statements; Notes and Accounts Receivable.................................................	25
5.07	Title to Properties...........................................................................................................	25
5.08	Tax Matters....................................................................................................................	27
5.09	Contracts and Commitments..........................................................................................	30
5.10	Intellectual Property.......................................................................................................	31
5.11	Litigation........................................................................................................................	33
5.12	Governmental Consents.................................................................................................	33
5.13	Employee Benefit Plans.................................................................................................	33
5.14	Insurance........................................................................................................................	35

5.15	Environmental Matters...................................................................................................	35
5.16	Affiliated Transactions...................................................................................................	36
5.17	Brokerage.......................................................................................................................	36
5.18	Permits; Compliance with Laws....................................................................................	36
5.19	Employees......................................................................................................................	37
5.20	Customers and Suppliers................................................................................................	37
5.21	Absence of Undisclosed Liabilities...............................................................................	38
5.22	Government Contracts...................................................................................................	38
5.23	Inventory........................................................................................................................	38
5.24	Product Warranty............................................................................................................	38
5.25	Product Liability.............................................................................................................	39
5.26	Powers of Attorney.........................................................................................................	39
5.27	Data Privacy...................................................................................................................	39
5.28	IT Security......................................................................................................................	39
5.29	NO OTHER REPRESENTATIONS AND WARRANTIES..........................................	40
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...............		40
6.01	Organization and Corporate Power................................................................................	40
6.02	Authorization.................................................................................................................	40
6.03	No Violation...................................................................................................................	41
6.04	Governmental Bodies; Consents....................................................................................	41
6.05	Litigation........................................................................................................................	41
6.06	Brokerage.......................................................................................................................	41
6.07	Investment Representation.............................................................................................	41
6.08	Sufficient Funds.............................................................................................................	41
6.09	Solvency.........................................................................................................................	42
6.10	Plant Closings and Mass Layoffs...................................................................................	42
6.11	Access and Investigation; Non-Reliance.......................................................................	42
6.12	NO OTHER REPRESENTATIONS AND WARRANTIES..........................................	43
ARTICLE VII COVENANTS OF THE COMPANY ...............................................................................		43
7.01	Conduct of the Business.................................................................................................	43
7.02	Exclusive Dealing..........................................................................................................	45
7.03	Compliance with ISRA..................................................................................................	45
7.04	Environmental and Tax Compliance..............................................................................	46
ARTICLE VIII COVENANTS OF THE PURCHASER............................................................		47
8.01	Access to Books and Records.......................................................................................	47
8.02	Director, Manager and Officer Liability and Indemnification.......................................	47
8.03	Contact with Business Relations....................................................................................	48
8.04	Continuing Confidentiality.............................................................................................	49
8.05	8.05 Payments to Certain Individuals........................................................................	49
ARTICLE IX TERMINATION....................................................................................................		49
9.01	Termination....................................................................................................................	49
9.02	Effect of Termination.....................................................................................................	50
ARTICLE X ADDITIONAL AGREEMENTS AND COVENANTS.........................................		51
10.01	Acknowledgement by the Purchaser..............................................................................	51

10.02	Further Assurances.........................................................................................................	51
10.03	Employees and Employee Benefits...............................................................................	52
10.04	Antitrust Notification.....................................................................................................	53
10.05	Severance Obligations...................................................................................................	55
10.06	Third Party Consents......................................................................................................	55
ARTICLE XI INTENTIONALLY OMITTED............................................................................		57
ARTICLE XII TAX MATTERS...................................................................................................		57
12.01	Preparation and Filing of Tax Returns; Payment of Taxes............................................	57
12.02	Certain Post Closing Payments and Post Closing Actions............................................	59
12.03	Allocation of Certain Taxes...........................................................................................	60
12.04	Transfer Taxes................................................................................................................	60
12.05	Cooperation on Tax Matters...........................................................................................	61
12.06	Tax Firm.........................................................................................................................	61
ARTICLE XIII MISCELLANEOUS...........................................................................................		61
13.01	Press Releases and Communications.............................................................................	61
13.02	Expenses........................................................................................................................	61
13.03	Notices...........................................................................................................................	62
13.04	Assignment....................................................................................................................	63
13.05	Guaranty of Purchaser ...................................................................................................	63
13.06	Severability....................................................................................................................	64
13.07	Construction...................................................................................................................	64
13.08	Amendment and Waiver.................................................................................................	64
13.09	Complete Agreement.....................................................................................................	64
13.10	Third Party Beneficiaries...............................................................................................	65
13.11	Counterparts...................................................................................................................	65
13.12	Governing Law; Jurisdiction; Waiver of Jury Trial.......................................................	65
13.13	Sources of Recovery......................................................................................................	66
13.14	Deliveries to the Purchaser.............................................................................................	66
13.15	Conflict Between Transaction Documents.....................................................................	66
13.16	Specific Performance.....................................................................................................	66
13.17	Relationship of the Parties.............................................................................................	67
13.18	Prevailing Party..............................................................................................................	67
13.19	Company Representation...............................................................................................	68
13.20	Survival of Representations, Warranties and Covenants...............................................	69
13.21	R&W Insurance Policy...................................................................................................	69

SCHEDULES
Affiliated Transactions Schedule
Brokerage Schedule
Compliance with Laws Schedule
Contracts Schedule
Covenants Exceptions Schedule
Customers and Suppliers Schedule
Developments Schedule
Employee Benefits Schedule
Employees Schedule
Environmental Matters Schedule
Financial Statements Schedule
Formerly Owned or Leased Real Property Schedule
Governmental Consents Schedule
Indebtedness Schedule
Insurance Schedule
Intellectual Property Schedule
Leased Real Property Schedule
Litigation Schedule
No Breach Schedule
Permitted Liens Schedule
Resignations Schedule
Severance Obligations Schedule
Subsidiary Schedule
Taxes Schedule
Undisclosed Liabilities Schedule
Working Capital Schedule

EXHIBITS
Exhibit A	-	Form of Escrow Agreement
Exhibit B	-	R&W Insurance Policy
Exhibit C	-	Form of Company Closing Certificate
Exhibit D	-	Form of Purchaser Closing Certificate
Exhibit E	-	Transaction Sale Agreements
Exhibit F	-	Termination of Management Services Agreement
Exhibit G	-	Termination of Amended & Restated Shareholders' Agreement
Exhibit H	-	Environmental Compliance Actions

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 17, 2018, is made by and among Polyair Inter Pack, Inc., a corporation organized under the laws of Ontario (the “Company”), Intertape Polymer Group Inc., a Canadian corporation (the “Purchaser”), and Glencoe Skydome Holdings, L.P., a Delaware limited partnership (the “Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

WHEREAS, the Seller and the Minority Holders (as defined herein) own all of the issued and outstanding shares of Common Stock of the Company (the “Shares”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement and the Transaction Sale Agreements, as applicable, the Seller and the Minority Holders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Seller and the Minority Holders, all of the Shares;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Purchaser to enter into this Agreement, each Minority Holder together with the Company and the Purchaser is entering into a Transaction Sale Agreement, pursuant to which such Minority Holder is making certain representations and warranties and is agreeing to perform certain covenants in connection with the transactions contemplated by this Agreement, including selling the Shares held by such Minority Holder at the Closing to the Purchaser; and

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS

1.01	Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Firm” is defined in Section 2.04(e).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” is defined above in the Preamble.

“Acquired Company Canadian Group” means the group of companies consisting of the Company and the Subsidiaries of the Company formed or organized under the laws of Canada (including any province thereof) and any member of such group.

“Acquired Company U.S. Group” means the group of companies consisting of the Subsidiaries of the Company formed or organized under the laws of the United States (including any state thereof) and any member of such group.

“Audited Financial Statements” is defined in Section 5.05.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of Chicago, Illinois are authorized or obligated by Law or executive order to close.

“Canadian Benefit Plan” means any plan or program, whether funded or unfunded, insured or uninsured, providing employee benefits or retirement benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, supplemental pension, registered retirement savings, or post-retirement benefits, under which the Company or any of its Subsidiaries has any liability with respect to any employee or former employee in respect of employment in Canada, but excluding the Canadian Pension Plan.

“Carlstadt Facility” means the Leased Real Property located at 495 Meadow Lane, Carlstadt, New Jersey.

“Cash” means, as of a given time, an amount equal to the aggregate amount of all cash, cash equivalents and marketable securities of the Company or any of its Subsidiaries, including all checks, wire transfers or electronic funds transfers received or deposited but not yet cleared and excluding checks, wire transfers or electronic funds transfers written or issued but not yet cashed or cleared.

“Closing” is defined in Section 2.02.

“Closing Balance Sheet” is defined in Section 2.04(b).

“Closing Cash Proceeds” means (i) the Enterprise Value, minus (ii) the amount of Indebtedness outstanding as of immediately prior to the Closing, plus (iii) the amount of Cash as of the Effective Time, minus (iv) the amount (if any) by which Closing Working Capital is less than Target Working Capital, plus (v) the amount (if any) by which Closing Working Capital is greater than Target Working Capital, minus (vi) all Transaction Expenses, minus (vii) the Purchase Price Adjustment Escrow Amount, plus (viii) the aggregate exercise price of all In The Money Options. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Transaction Expenses or Working Capital shall be double counted for purposes of calculating the Closing Cash Proceeds hereunder.
“Closing Date” is defined in Section 2.02.
“Closing Date Notice” is defined in Section 2.02.
“Closing Statement” is defined in Section 2.04(b).
“Closing Working Capital” means Working Capital as of the Effective Time.
“Code” means the Internal Revenue Code of 1986, as amended.

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that, except as otherwise set forth herein, a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person under this Agreement or the transactions contemplated hereby, to make any change to its business, to incur any fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material obligation or liability.
“Common Stock” means the Common Stock of the Company.
“Company” is defined above in the Preamble.

“Company Documents” is defined in Section 5.03(a).

“Company Fundamental Representations” means, solely for the purposes of the R&W Insurance, the Company Significant Representations, the Company Major Representations, and the Company T&E Representations.

“Company Major Representations” means the representations and warranties set forth in Section 4.03, Section 4.05, the first sentence of Section 5.01, the second and third sentences of Section 5.02, the second and third sentences of Section 5.03(a), and the second and third sentences of Section 5.04(a) and Section 5.17.

“Company-Owned IP” is defined in Section 5.10(a).

“Company Significant Representations” means the representations and warranties set forth in Section 4.01, Section 4.02, the first sentence of Section 5.03(a), and the first sentence of Section 5.04(a).

“Company T&E Representations” means the representations and warranties set forth in Section 5.08 and Section 5.15.

“Competitive Transaction” is defined in Section 6.04.
“Confidentiality Agreement” is defined in Section 8.04.
“D&O Tail Policy” is defined in Section 8.02(a).
“Disclosure Schedules” is defined in Article V.
“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.
“Electronic Delivery” is defined in Section 13.11.

“Encumbrance Documents” is defined in Section 5.07(f).
“Enterprise Value” means One Hundred Forty-Six Million dollars ($146,000,000).

“Environmental Laws” means all Laws enacted prior to the Closing Date and as in effect on the Closing Date concerning (a) pollution or protection of natural resources, endangered or threatened species, human health or safety (with respect to exposure to Hazardous Materials), or the environment (including ambient air, soil, soil vapor, sediments, surface water or groundwater or stormwater, or subsurface strata), or (b) the presence of, exposure of Persons to, or management, production, handling, transportation, treatment, storage, disposal, emission, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.

“Environmental Non-Compliance Issues” is defined in Section 7.04(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as
amended.

“Escrow Agent” means Citibank, N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement in the form of Exhibit A.
“Estimated Closing Cash Proceeds” is defined in Section 2.04(a).
“Financial Statements” is defined in Section 5.05.
“Formerly Owned or Leased Real Property” is defined in Section 5.07(g).
“fraud,” as used in Article XIII, means fraud in the making of the representations and warranties contained in Article IV or Article V with the intent to deceive.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied by the Company and its Subsidiaries in the preparation of the Audited Financial Statements.

“Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, provincial, local, municipal, foreign, or other government, or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal).

“Government Contract” means any contract (including, without limitation, any individual task order, delivery order, purchase order or blanket purchase agreement), subcontract, letter contract or other similar arrangement of any kind, between the Company or any of its Subsidiaries, on the one hand, and any: (a) Governmental Body; (b) prime contractor or higher- tier subcontractor of a Governmental Body in its capacity as a prime contractor or subcontractor; or (c) lower-tier subcontractor of the Company or any of its Subsidiaries in such Person’s capacity as a prime contractor or subcontractor to any Governmental Body, on the other hand.

“Guaranteed Obligations” is defined in Section 13.05.

“Hazardous Material” means any material, substance or waste defined or designated as “hazardous” or “toxic” (or by any similar term) under any Environmental Law, or any other material, substance or waste regulated, or that could result in the imposition of liability or responsibility, under any Environmental Law, including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, asbestos and asbestos-containing material, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
amended.

“Improvements” is defined in Section 5.07(c).

“In The Money Optionholder” means a holder of In The Money Options as of immediately prior to the Closing.

“In The Money Options” means all outstanding Options as to which the amount that is equal to the product of (a) the Per Share Portion multiplied by (b) the Estimated Closing Cash Proceeds is greater than the applicable exercise price per share of such Option.

“Income Taxes” mean the United States federal or Canadian income tax and any United States or Canadian state, provincial or local or non-U.S. net income tax or any franchise or business profits tax incurred in lieu of a tax on net income.

“Indebtedness” means, without duplication, as of a given time, (i) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) all liabilities of the Company and its Subsidiaries as lessee under leases that have been recorded by the Company and its Subsidiaries as capital leases, (iv) all liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (v) all liabilities of the Company and its Subsidiaries under any letters of credit (but solely to the extent drawn), (vi) any deferred purchase price liabilities related to past acquisitions of the Company or any of its Subsidiaries, (vii) any “success fees”, bonuses, retention payments (including the Retention Bonuses) or similar payments payable to employees of the Company or any of its Subsidiaries arising solely from or otherwise triggered solely by the closing of the transactions contemplated hereby (excluding any consideration payable to any employee due to actions or decisions made by the Purchaser at or after the Closing) together with the employer portion of any payroll Taxes payable with respect to the foregoing items (computed assuming that such amounts are paid to the employee on December 31 of the year of the Closing after all other payments of wages for the full calendar year including the Closing are made to the employee), (viii) guarantees made by the Company or any of its Subsidiaries on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (i) through (vii); and (ix) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (i) through (viii); provided, that, for the avoidance of doubt, “Indebtedness” shall not include any such liabilities or obligations between the Company and any of its Subsidiaries or between any Subsidiary of the Company and another Subsidiary of the Company.

“Insurance Policies” is defined in Section 5.14.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, proprietary information, know-how and inventions; and (vi) rights in computer software (including source code, executable code, data, databases, and documentation).

“Inventory” means all raw materials, work-in-process, products, finished goods, supplies, spare parts and other inventories regardless of the stage of development or planning, including all such items (i) owned by the Company or any of its Subsidiaries, (ii) in transit from suppliers of the Company or any of its Subsidiaries or to customers of the Company or any of its Subsidiaries, (iii) held for delivery by suppliers of the business of the Company or any of its Subsidiaries, or (iv) held on consignment by third parties.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the rules and regulations promulgated thereunder.

“Knowledge” means the actual knowledge of: (i) in the case of the Company, Gary Tessitore, Michael McEntee, Martin Gilvarg and Chuck Bergren after reasonable inquiry of their direct reports that oversee the administrative, operational or fundamental area for such matter in question, and (ii) in the case of the Purchaser, Gregory A.C. Yull and Jeffrey Crystal.

“Latest Balance Sheet” is defined in Section 5.05.

“Law” means any law, rule, regulation, judgment, order, decree, or other pronouncement having the effect of law of any Governmental Body.

“Lease” is defined in Section 5.07(b).

“Leased Real Property” is defined in Section 5.07(b).

“Liens” means liens, security interests, charges, pledges, mortgages, restrictions on transfer (such as rights of first refusal or other similar rights) or encumbrances.
“Losses” is defined in Section 10.06(c).
“LSRP” is defined in Section 7.03.

“Management Services Agreement” means the Second Amended and Restated Management Services Agreement, dated as of March 31, 2016, as assigned pursuant to the Assignment and Assumption Agreement, dated as of January 1, 2018, by and between the Company and Polyair Corporation and Glencoe Capital Management, LLC, a Florida limited liability company.

“Material Adverse Change” means any materially adverse change to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, but shall exclude any prospects and shall also exclude any effect resulting or arising from: (i) any change in any Law; (ii) any change in interest rates, currency exchange rates or general economic conditions; (iii) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates; (iv) the entry into this Agreement or the announcement or consummation of the transactions contemplated by this Agreement and the other agreements referenced herein; (v) any action taken by the Purchaser or any of its Affiliates; (vi) any omission to act or action taken with the consent of the Purchaser or which are permitted or contemplated by this Agreement; (vii) any national or international political event or occurrence, including acts of war or terrorism; (viii) any actions required to be taken under applicable Law or in order to obtain any waiver or consent from any Person or Governmental Body in connection with the transactions contemplated by this Agreement and the other agreements referenced herein; or (ix) any failure by the Company or any Subsidiary thereof to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (ix) shall not prevent a determination that any change, effect, event, occurrence, circumstance, state of facts or development underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Change (to the extent the effect(s) of such change, event, occurrence or development is not otherwise excluded from this definition of Material Adverse Change)); provided, that, in the case of the foregoing clauses (i), (ii), (iii) and (vii), if such effect disproportionately affects the Company and its Subsidiaries in any material respect as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Change has occurred or will occur.

“Materiality Exceptions” means the terms “material” or “materially”, any clause or phrase containing “material,” “materially,” “all material respects,” “Material Adverse Effect,” or any similar terms, clauses or phrases.

“Minority Holders” means, collectively, Newbury Equity Partners, II, L.P., a Delaware limited partnership, GC Carried Interest III, LLC, a Delaware limited liability company, Gary Tessitore, Michael McEntee and John Hamaty (each, a “Minority Holder”).

“NJDEP” is defined in Section 7.03.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Objection Notice” is defined in Section 2.04(e).

“Option” means all options and rights to acquire shares of Common Stock of the Company that are vested and exercisable (or will become vested and exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options and rights, or at the election of the Company’s board of directors)), as of immediately prior to the Closing.

“Option Shares” means the total number of shares of Common Stock of the Company that are issuable upon the exercise of the In The Money Options.

“Other Antitrust Regulations” mean all antitrust or competition Laws of any Governmental Body outside the United States.
“Outside Date” is defined in Section 9.01(c).
“Pension Plans” is defined in Section 5.13(a).

“Per Share Portion” means a fraction, the numerator of which is one, and the denominator of which is the sum of (i) the total number of shares of Common Stock issued and outstanding immediately prior to the Closing (excluding any Common Stock held by the Company as treasury stock), plus (ii) the Option Shares.

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

“Permitted Liens” means (i) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet; (ii) Liens for Taxes not yet delinquent or which are being contested in good faith if reserves with respect thereto are maintained on the Company’s and its Subsidiaries’ books in accordance with GAAP; (iii) mechanic’s, materialmen’s, and similar Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith if reserves with respect thereto are maintained on the Company’s and its Subsidiaries’ books in accordance with GAAP and which are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries; (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements; (v) Liens set forth on the Permitted Liens Schedule; (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of such real property or the operation of the business or any violation of which would not result in material liability to the Company and its Subsidiaries, taken as a whole; and (vii) easements, rights, covenants, conditions and restrictions of record.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Personal Information” means (a) information that identifies or is linkable to a natural Person, directly or indirectly, including information that identifies or is linkable to such natural Person (i) by reference to an identification number, such as a Governmental Body-issued identification number, financial account number, credit card number, or debit card number; or (ii) by reference to one or more factors specific to his or her physical, health-related, physiological, mental, economic, cultural or social identity; and (b) information whose unauthorized use would constitute or permit identity theft or other fraud.

“Plans” is defined in Section 5.13(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Effective Time and, with respect to a Straddle Period, the portion of such Tax period ending on the day before the Closing Date.
“Pre-Closing Tax Refund” is defined in Section 12.02.
“Prescribed Closing Date” is defined in Section 10.06(b).
“Privileged Communications” is defined in Section 13.19.

“Pro Rata Share” means, for any Person, an amount (expressed as a percentage) equal to a fraction, the numerator of which is (i) the sum of (x) the total number of shares of Common Stock, plus (b) the Option Shares, in each case, owned by such Person as of immediately prior to the Closing, and the denominator of which is (ii) the sum of (x) the total number of shares of Common Stock, plus (y) the Option Shares, in each case, issued and outstanding (excluding any Common Stock held by the Company as treasury stock) or issuable, as applicable, as of immediately prior to the Closing.
“Purchase Price Adjustment Escrow Account” is defined in Section 2.03(e).

“Purchase Price Adjustment Escrow Amount” means an amount equal to one million dollars ($1,000,000).

“Purchase Price Adjustment Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Purchase Price Adjustment Escrow Account pursuant to the Escrow Agreement.

“Purchaser” is defined above in the Preamble.
“Purchaser Adjustment Amount” is defined in Section 2.04(h)(i).
“Purchaser Documents” is defined in Section 6.01.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 6.01, Section 6.02, and Section 6.03.
“Purchaser Indemnified Parties” is defined in Section

10.06(c).
“Ramboll” is defined in Section 7.04(a).

“Real Property Laws” is defined in Section 5.07(d).
“Retention Bonuses” means any payments payable to employees of the Company or any of its Subsidiaries pursuant to any retention bonus agreement or letter by and between such employees and the Company dated prior to the date of this Agreement.

“R&W Insurance” means the insurance coverage provided pursuant to the R&W Insurance Policy.

“R&W Insurance Policy” means that certain representations and warranties insurance policy attached hereto as Exhibit B.
“R&W Insurer” is defined in Section 13.21.
“Retained Employees” is defined in Section 10.03(a).
“Schedule” is defined in Article V.

“Seller” is defined above in the Preamble.
“Seller Adjustment Amount” is defined in Section 2.04(h)(ii).
“Severance Employee” is defined in Section 10.05.

“Shares” is defined above in the Recitals.

“Shareholders' Agreement” means the Amended and Restated Shareholders’ Agreement, dated as of July 13, 2018, by and among the Company, Seller and the Minority Holders.

“Straddle Period” is defined in Section 12.03(b).

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares or stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Subsidiary Assignee” is defined in Section 13.04.

“Target Working Capital” means five million five hundred eight thousand dollars ($5,508,000), as calculated on the Working Capital Schedule.

“Tax” means any federal, state, provincial, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, employment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, goods and services, harmonized sales, employer health, Canada Pension Plan, alternative minimum, estimated or other similar tax, or levy, including any interest, penalty or addition thereto.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Tax Benefit” means any refund or credit of Taxes paid or reduction in the amount of Taxes that otherwise would have been paid, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.

“Tax Firm” is defined in Section 12.05.

“Tax Non-Compliance Issues” is defined in Section 7.04(b).

“Tax Proceeding” means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by a Governmental Body in respect of any Tax Return or Taxes of the Company or a Subsidiary of the Company.

“Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Third Party Consents” is defined in Section 10.06(a).

“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the amount of all (i) out-of-pocket fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants) incurred by the Company or any of its Subsidiaries prior to Closing in connection with this Agreement and (ii) any management fees (and any interest thereon) and any related expenses payable to Glencoe Capital Management, LLC, or any of its Affiliates.

“Transaction Sale Agreements” means, collectively, the Transaction Sale Agreement by and between each of the Minority Holders, the Seller, the Purchaser and the Company, each dated as of the date hereof, and each of which are attached hereto as Exhibit E.

“Transaction Tax Deductions” means any item of loss or deduction resulting from or attributable to the transactions contemplated by this Agreement and the agreements contemplated hereby and available under applicable Law, including, without duplication, any deduction or loss attributable to (i) the Transaction Expenses, (ii) the In The Money Options, (iii) any “success fees”, bonuses, retention payments or similar payments payable to employees of the Company or any of its Subsidiaries arising solely from or otherwise triggered solely by the closing of the transactions contemplated hereby (together with the employer portion of any payroll Taxes payable with respect to the foregoing items), (iv) any unamortized financing costs of the Company or any of its Subsidiaries and (v) premium deductions or any other deductions arising from the repayment or payment, as applicable, of any Indebtedness. Transaction Tax Deductions incurred by the Acquired Company U.S. Group shall be computed assuming all available elections under Revenue Procedure 2011-29, 2011-18 IRB were made to treat seventy percent (70%) of any success-based fees that were paid as an amount that did not facilitate the transactions contemplated by this Agreement.

“Transfer Taxes” is defined in Section 12.04.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“WARN” means the Worker Adjustment and Retraining Notification Act, as
amended.
“Welfare Plans” is defined in Section 5.13(a).

“Working Capital” means, as of the Effective Time, (a) the current assets of the
Company and its Subsidiaries included in the Working Capital Schedule, minus (b) the current liabilities of the Company and its Subsidiaries included in the Working Capital Schedule and, in each case, determined on a consolidated basis in accordance with the Working Capital Schedule without any change in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, or any change in practices, methods, conventions or assumptions utilized in making accounting estimates from those used in the preparation of the Working Capital Schedule, including with respect to the included accounts, level of reserves or level of accruals.

1.02	Other Definitional Provisions.

(a)Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)“Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(c)Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(d)“Including,” etc. The term “including” has the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”.

(e)Singular and Plural Forms. Unless the context otherwise clearly indicates,

each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.

(f)Internal References. References herein to a specific section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.

(g)	Gender. References herein to any gender shall include each other gender.

(h)Time Period. With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to and including”.

(i)Calendar Days. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

(j)Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(k)“Dollar,” etc. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this Agreement shall be in United States dollars.

ARTICLE II

PURCHASE AND SALE OF THE SECURITIES

2.01Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer and deliver to the Purchaser, all of the Shares owned by the Seller, free and clear of all Liens and the Purchaser shall purchase from the Minority Holders, and the Minority Holders shall sell, convey, assign, transfer and deliver to the Purchaser, all of the Shares owned by the Minority Holders, free and clear of all Liens.

2.02The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be effective as of the Effective Time and shall take place at 9:00 AM Eastern Time (A) subject to Section 10.6(b), on the second (2nd) Business Day after which all of the conditions set forth in Article III (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing) are satisfied or waived or (B) on such other date as is mutually acceptable to the Purchaser and the Company. The date and time of the Closing are referred to herein as the “Closing Date”.

2.03The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:

(a)the Seller shall deliver to the Purchaser all of the certificates, if any, evidencing all of the Shares, accompanied by duly executed stock powers;

(b)the Company shall cause all outstanding Options to be cancelled as of the Closing;

(c)the Purchaser shall deliver or cause to be delivered (i) to the Seller an amount equal to the Seller’s Pro Rata Share of the Estimated Closing Cash Proceeds, by wire transfer of immediately available funds to the account(s) designated by the Seller; (ii) to each Minority Holder an amount equal to such Minority Holder’s Pro Rata Share of the Estimated Closing Cash Proceeds, by wire transfer of immediately available funds to the account(s) designated by each Minority Holder and (iii) to each In The Money Optionholder an amount equal to such In The Money Optionholder’s Pro Rata Share of the Estimated Closing Cash Proceeds minus the aggregate exercise price of the In The Money Options held by such In The Money Optionholder, by wire transfer of immediately available funds to the account(s) designated by the Seller (which, unless otherwise designated by the Seller in writing prior to the Closing, shall be paid to the payroll processing account of the Company and its Subsidiaries, from which the Company and its Subsidiaries shall distribute (and the Purchaser shall cause the Company and its Subsidiaries to distribute) to each In The Money Option Holder its applicable amount pursuant to this clause (iii) on the first normal payroll date following the Closing (and in any event within 15 days of the Closing));

(d)the Purchaser shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness identified on the Indebtedness Schedule by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(e)the Purchaser shall deliver the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Purchase Price Adjustment Escrow Account”) established pursuant to the terms of the Escrow Agreement;

(f)the Purchaser shall pay, on behalf of the Company, all Transaction Expenses to each Person who is owed a portion thereof; and

(g)the Purchaser, the Company and the Seller shall make such other deliveries as are required by Article III.

2.04	Closing Cash Proceeds Adjustment.

(a)At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a good faith estimate of the Closing Cash Proceeds (the “Estimated Closing Cash Proceeds”), including each of the components thereof.

(b)	As promptly as practicable after the Closing, but in no event later than sixty
(60) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement (the “Closing Statement”) setting forth the Purchaser’s calculation of the Closing Cash Proceeds, including each of the components thereof, and a consolidated balance sheet of the Company and its Subsidiaries as of the Effective Time (the “Closing Balance Sheet”).
(c)The Closing Balance Sheet shall (i) be prepared, and Closing Working Capital shall be determined, in accordance with (A) the accounting methods, policies, practices,

procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) that are specified in the calculation of the Target Working Capital as set forth on the Working Capital Schedule and (B) to the extent not inconsistent with the foregoing clause (A), the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) adopted in connection with the latest balance sheet included in the Audited Financial Statements, and (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.

(d)The post-Closing purchase price adjustment as set forth in this Section 2.04 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) for the Working Capital Schedule and used in determining the amount of the Target Working Capital; it being the intent of the parties hereto that the Closing Working Capital be calculated consistently with the Target Working Capital in order to allow a meaningful comparison of the Closing Working Capital to the Target Working Capital.

(e)The Purchaser and its Subsidiaries (including the Company and its respective Subsidiaries) shall (i) permit the Seller and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Closing Statement or the Closing Balance Sheet and the Purchaser’s calculation of the Closing Cash Proceeds and provide the Seller with copies thereof (as reasonably requested by the Seller) and (ii) provide the Seller and its representatives reasonable access to the Purchaser’s and its Subsidiaries’ (including the Company’s and its Subsidiaries’) employees and advisors (including making the Company’s and its Subsidiaries’ internal accounting personnel and external accountants available to respond to reasonable written or oral inquiries of the Seller or its representatives). If the Seller disagrees with any part of the Purchaser’s calculation of the Closing Cash Proceeds as set forth on the Closing Statement or the Closing Balance Sheet, the Seller shall, within sixty (60) days after the Seller’s receipt of the Closing Statement and the Closing Balance Sheet, notify the Purchaser in writing of such disagreement by setting forth the Seller’s calculation of the Closing Cash Proceeds, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If an Objection Notice is not delivered to the Purchaser within sixty (60) days after receipt of the Closing Statement by the Seller, then the Closing Statement as originally received by the Seller shall be final, binding and non-appealable by the Parties. If an Objection Notice is delivered to the Purchaser, then the Purchaser and the Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Cash Proceeds. In the event that the Purchaser and the Seller are unable to resolve all such disagreements within thirty (30) days after the Purchaser’s receipt of such Objection Notice, either the Purchaser or the Seller may submit such remaining disagreements to Duff & Phelps, LLC, or a nationally-recognized accounting or consulting firm with experience serving as a neutral arbitrator in resolving similar disagreements that is acceptable to the Purchaser and the Seller (the “Accounting Firm”). The Accounting Firm shall be instructed to provide for prompt resolution of any unresolved matters set out in the Objection Notice, which are not resolved consistent with this Section 2.04 and, in any event, to make its determination in respect of such unresolved matters within thirty (30) days following its retention.

(f)The Accounting Firm shall, as promptly as reasonably practical, make a final and binding determination with respect to (i) the Purchaser’s and the Seller’s compliance with this Section 2.04 and (ii) the computation of the Closing Cash Proceeds, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures as agreed to between the Purchaser and Seller pursuant to the last sentence of Section 2.04(e). The Purchaser and the Seller shall cooperate with the Accounting Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Accounting Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, as soon as practicable. The Accounting Firm shall consider only those items and amounts in the Purchaser’s calculation of the Closing Cash Proceeds set forth in its Closing Statement and the Seller’s calculation of the Closing Cash Proceeds set forth in its Objection Notice, including each of the components thereof, that are identified as being items and amounts to which the Purchaser and the Seller have been unable to agree. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Accounting Firm’s determination of the Closing Cash Proceeds, including each of the components thereof, shall be based solely on written materials submitted by the Purchaser and the Seller (i.e., not on independent review) and on the definitions included herein. The determination of the Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.

(g)The costs and expenses of the Accounting Firm in determining the Closing Cash Proceeds, including each of the components thereof, shall be borne by the Purchaser and the Seller based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the amount contested between the Purchaser and the Seller is five hundred dollars ($500), and if the Accounting Firm ultimately resolves the dispute by awarding the Purchaser three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Seller and forty percent (40%) (i.e., 200 ÷ 500) to the Purchaser. Prior to the Accounting Firm’s determination of Closing Cash Proceeds, the Purchaser and the Seller shall each pay fifty percent (50%) of any retainer paid to the Accounting Firm. In connection with the Accounting Firm’s determination of Closing Cash Proceeds, the Accounting Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 2.04(g), and taking into account all fees and expenses already paid by each of the Purchaser and the Seller as of the date of such determination, the allocation of its fees and expenses between the Purchaser and the Seller (which will include amounts necessary to repay, if applicable, all or any portion of the Accounting Firm’s retainer that was previously paid by the Purchaser or the Seller, as applicable), which such determination shall be conclusive and binding upon the parties hereto.

(h)Within five (5) Business Days after the Closing Cash Proceeds is finally determined pursuant to this Section 2.04:

(i)if the Closing Cash Proceeds as finally determined pursuant to this Section 2.04 are less than the Estimated Closing Cash Proceeds, then the Purchaser and the Seller shall cause the Escrow Agent to: (A) pay to the Purchaser from the Purchase Price Adjustment Escrow Funds an amount (which in no case shall exceed the amount of the Purchase Price Adjustment Escrow Funds) (the “Purchaser Adjustment Amount”) equal to such deficiency, and (B) pay (x) to the Seller an amount equal to the Seller’s Pro Rata Share of the amount (if any) by which the Purchase Price Adjustment Escrow Funds is greater than the Purchaser Adjustment Amount; (y) to each Minority Holder an amount (if any) equal to such Minority Holder’s Pro Rata Share of the amount by which the Purchase Price Adjustment Escrow Funds is greater than the Purchaser Adjustment Amount and (z) to each In The Money Optionholder an amount (if any) equal to such In The Money Optionholder’s Pro Rata Share of the amount by which the Purchase Price Adjustment Escrow Funds is greater than the Purchaser Adjustment Amount.

(ii)if the Closing Cash Proceeds as finally determined pursuant to this Section 2.04 are greater than the Estimated Closing Cash Proceeds (the amount of such excess, the “Seller Adjustment Amount”), then (A) the Purchaser shall pay or cause to be paid (x) to the Seller an amount equal to the Seller’s Pro Rata Share of the Seller Adjustment Amount, (y) to each Minority Holder an amount equal to such Minority Holder’s Pro Rata Share of the Seller Adjustment Amount and (z) to each In The Money Optionholder an amount equal to such In The Money Optionholder’s Pro Rata Share of the Seller Adjustment Amount, and (B) the Purchaser and the Seller shall cause the Escrow Agent to pay (x) to the Seller an amount equal to the Seller’s Pro Rata Share of the Purchase Price Adjustment Escrow Funds, (y) to each Minority Holder an amount equal to such Minority Holder’s Pro Rata Share of the Purchase Price Adjustment Escrow Funds and (z) to each In The Money Optionholder an amount equal to such In The Money Optionholder’s Pro Rata Share of the Purchase Price Adjustment Escrow Funds.

(i)To the extent any Retention Bonus set forth on the Indebtedness Schedule is not payable by the Company to any employee pursuant to the terms of the applicable agreement, the Purchaser shall promptly reimburse to the Seller the aggregate amount of such Retention Bonuses to the extent not taken into account as an increase in the Closing Balance Sheet in accordance with Section 2.04(c).

(j)All payments to be made pursuant to Section 2.04(h) shall (x) be treated by all parties for tax purposes as adjustments to the Enterprise Value and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Purchaser, the Seller, the Minority Holders or the In the Money Optionholders, as applicable. Notwithstanding anything herein to the contrary, the process described in Section 2.04(h)(i) shall be the sole and exclusive remedy of the Purchaser and the Seller for any and all claims arising under this Agreement with respect to (i) determining whether or not any adjustment would be made to the Closing Cash Proceeds pursuant to this Section 2.04 (whether or not any such adjustment was, in fact, made), (ii) determining the amount of any such adjustment and/or (iii) any other claims relating to any of the components of the Closing Cash Proceeds.

ARTICLE III
CONDITIONS TO CLOSING

3.01	Conditions to the Purchaser’s Obligation. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions immediately prior to the Closing:

(a)the representations and warranties set forth in Article IV and Article V of this Agreement (other than the Company Significant Representations and the Company Major Representations, but including (for clarity) the Company T&E Representations) of this Agreement shall be true and correct as of the date of this Agreement and the Closing Date as though made on such date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein), except (i) to the extent that the failure of such representations and warranties to be true and correct does not constitute a Material Adverse Change and (ii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not constitute a Material Adverse Change);

(b)the Company Significant Representations shall be true and correct in all respects other than de minimis inaccuracies as of the date of this Agreement and the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein), except for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all respects other than de minimis inaccuracies as of such earlier date);

(c)the Company Major Representations shall be true and correct in all material respects as of the date of this Agreement and the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein), except for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date);

(d)the Company and the Seller shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(e)the Company shall have delivered to the Purchaser a certificate signed by an officer of the Company in the form of Exhibit C, dated as of the Closing Date, certifying that the conditions specified in Sections 3.01(a), 3.01(b), 3.01(c) and 3.01(d) have been satisfied;

(f)no claim shall be pending before any court, Governmental Body or arbitrator, which, if successful, would enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement; and

(g)there shall not have occurred a Material Adverse Change since the date of this Agreement.

If the Closing occurs, all closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser.

3.02 Conditions to the Company’s and the Seller’s Obligations. The obligations of the Company and the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions immediately prior to the Closing:

(a)the representations and warranties set forth in Article VI (other than the Purchaser Fundamental Representations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

(b)the Purchaser Fundamental Representations shall be true and correct in all respects other than de minimis inaccuracies as of the date of this Agreement and the Closing Date, except for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all respects other than de minimis inaccuracies as of such earlier date);

(c)the Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing; and

(d)the Purchaser shall have delivered to the Company and the Seller a certificate signed by an officer of the Purchaser in the form of Exhibit D, dated as of the Closing Date, certifying that the conditions specified in Sections 3.02(a), 3.02(b) and 3.02(c) have been satisfied.

If the Closing occurs, all closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Seller.
3.03 Conditions to All Parties’ Obligations. The obligation of each of the Company, the Seller and the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of immediately prior to the Closing:

(a)the approvals and waiting periods under the HSR Act and any Other Antitrust Regulations that are required for the consummation of the transactions contemplated hereby and set forth on the Governmental Consents Schedule shall have been received and remain in effect (in the case of approvals) or expired, waived or been terminated (in the case of waiting periods);

(b)no injunction, order, judgment, decision, determination, decree or ruling shall have been issued, promulgated, enacted or enforced by any Governmental Body restraining, enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated hereby, and no action or proceeding before any Governmental Body shall be pending wherein an unfavorable order, judgment, decision, determination, decree or ruling would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(c)the Escrow Agent will have duly executed and delivered the Escrow Agreement; and

(d)this Agreement shall not have been terminated in accordance with Section 9.01.

3.04 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 3.01, 3.02 or 3.03, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

3.05	Closing Deliveries.

(a)At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

(i)evidence, in the form attached hereto as Exhibit F, of the termination of the Management Services Agreement;

(ii)evidence, in the form attached hereto as Exhibit G, of the termination of the Shareholders' Agreement;

(iii)resignations from the Persons listed on the Resignations Schedule as a director or officer, as applicable, of the Company;

(iv)	the Escrow Agreement executed by the Seller; and

(v)appropriate payoff letters from the holders of Indebtedness identified on the Indebtedness Schedule and shall have made customary arrangements for such holders of such Indebtedness to deliver all related Lien releases to the Purchaser as soon as practicable after the Closing.

(b)At the Closing, the Purchaser shall deliver to the Seller the Escrow Agreement executed by the Escrow Agent and the Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that the statements in this Article IV are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the Disclosure Schedules.

4.01Authority, Validity and Effect. The Seller has all requisite power and authority to enter into and perform the Seller’s obligations under this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by the Seller pursuant to all necessary authorization and is the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

4.02Title to Shares. The Seller legally and beneficially owns the Shares as set forth on the Capitalization Schedule and, at the Closing, the Seller shall deliver to the Purchaser good and marketable title to the Shares as set forth on the Capitalization Schedule, free and clear of all Liens.

4.03No Breach. Except for the requirements under the HSR Act and any Other Antitrust Regulations that are required for the consummation of the transactions contemplated hereby and set forth on the Governmental Consents Schedule and as set forth on the No Breach Schedule, the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby, or compliance by the Seller with any of the provisions hereof, do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default under (with or without notice or lapse of time or both), result in a material violation of, result in the creation of any Lien upon any material properties or assets of the Seller under, give rise to any right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, any provision of (i) the Seller’s certificate of formation or limited liability company agreement, (ii) any contract to which Seller is party or bound, (iii) any outstanding judgment, order or decree applicable to the Seller or any of the material properties or assets of the Seller or (iv) any applicable Law to which the Seller is subject.

4.04Litigation. There are no actions, suits or proceedings pending or, to the Seller’s Knowledge, overtly threatened against or affecting the Seller at law or in equity, or before or by any Governmental Body, which would adversely affect the Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.05Brokerage. Except as set forth on the Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller.

4.06Taxable Canadian Property. The Shares are not “taxable Canadian property” of the Seller for the purposes of the Tax Act.

4.07NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE SELLER MAKES NO

REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SHARES, THE OPTIONS OR OTHERWISE WITH RESPECT TO THE COMPANY OR ANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY THE PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES. THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE IV ARTICLE V AND THE DISCLOSURE SCHEDULES RELATED THERETO, THE PURCHASER IS ACQUIRING THE SHARES ON AN “AS IS, WHERE IS” BASIS. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company and Seller each represents and warrants to the Purchaser that the statements in this Article V are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the schedules accompanying this Article V (each, a “Schedule” and, collectively, the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of this Article V; however, information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in this Article V, in each case, if the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

5.01Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Ontario, and the Company has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.

5.02 Subsidiaries. Except as set forth on the Subsidiary Schedule, the Company does not, directly or indirectly, own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity interest in any other corporation, organization or entity. Except as set forth on the Subsidiary Schedule, the Company owns, directly or indirectly, of record and beneficially, all shares, capital stock and other equity interests in each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens, Liens arising under applicable securities Laws and Liens that will be terminated at or prior to the Closing), and all such shares, capital stock and other equity interests are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such equity interests). Each of the Company’s Subsidiaries is duly formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of formation or organization, and each of the Company’s Subsidiaries has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of the Company’s Subsidiaries is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.

5.03	Authorization; No Breach.

(a)The Company has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b)Except for the requirements under the HSR Act and any Other Antitrust Regulations that are required for the consummation of the transactions contemplated hereby and set forth on the Governmental Consents Schedule and as set forth on the No Breach Schedule, the execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company or its Subsidiaries with any of the provisions hereof or thereof, do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default under (with or without notice or lapse of time or both), result in a material violation of, result in the creation of any Lien upon any material properties or assets of the Company or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any material payment under, any provision of (i) the Company’s or any of its Subsidiaries’ articles of incorporation, by-laws or other organizational documents, (ii) any contract required to be set forth on the Contracts Schedule, (iii) any outstanding judgment, order or decree applicable to the Company or any of its Subsidiaries or any of the material properties or assets of the Company or any of its Subsidiaries, or (iv) any applicable Law to which the Company or any of its Subsidiaries is subject.

5.04	Capital Stock.

(a)The Capitalization Schedule sets forth (a) the number of authorized shares of each class of the Company’s capital stock, (b) the number of issued and outstanding shares of each class of the Company’s capital stock as of the date hereof, (c) the holder of record of each outstanding share of Common Stock as of the date hereof, and (d) the number of outstanding Options to purchase shares of the Company’s Common Stock and the holder of record of such Option, in each case as of the date hereof. All of the Company’s capital stock has been validly issued and are fully paid and non-assessable. Except as set forth on Capitalization Schedule, there are no outstanding options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock or securities containing any equity features of the Company, or contracts, commitments, understandings or arrangements, by which the Company is or may become bound to issue additional shares of its capital stock or other equity interests or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock or other equity interests.

(b)There are no securities or rights of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

5.05	Financial Statements; Notes and Accounts Receivable.

(a)Attached to the Financial Statements Schedule are: (a) the Company’s unaudited consolidated balance sheet as of February 28, 2018 (the “Latest Balance Sheet”) and the related statement of income for the two (2)-month period then ended, and (b) the Company’s audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 31, 2017 (the “Audited Financial Statements” and, collectively with the Latest Balance Sheet, the “Financial Statements”). The Financial Statements have been based upon the information contained in the Company’s and its Subsidiaries’ books and records, have been prepared in conformity with GAAP, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items, (ii) changes resulting from normal year-end adjustments, and (iii) such other exceptions to GAAP as are set forth on the Financial Statement Schedule.

(b)The Company does not have, on a stand-alone or on a consolidated basis with its Subsidiaries (i) revenues from sales in or from Canada of Cdn $92,000,000 or more or

(ii) assets in Canada with a book value of Cdn $92,000,000; in each case, as determined for the purposes of the Competition Act (Canada).

(c)All notes and accounts receivable of the Company and its Subsidiaries are reflected properly on the Latest Balance Sheet, are valid receivables, and arose from bona fide transactions in the ordinary course of business. All accounts receivable of the Company Entities reflected on the Latest Balance Sheet are subject to no setoffs or counterclaims, are current and collectible, and are expected to be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

5.06	No Material Adverse Change; Absence of Certain Developments.

(a)Except as set forth on the Developments Schedule, since the date of the Audited Financial Statements, there has not been any Material Adverse Change.

(b)Except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Audited Financial Statements through the date of this Agreement, the Company and its Subsidiaries have operated in all material respects in the ordinary course of business. Without limiting the generality of the foregoing, and except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Audited Financial Statements through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited by Section 7.01(b) if it had been taken after the date hereof and prior to the Closing Date.

5.07	Title to Properties.

(a)The Company and its Subsidiaries own good and marketable title to, or hold a valid leasehold interest in, all of the material tangible personal property used by them in the conduct of their business, free and clear of all Liens, except for Permitted Liens and Liens that will be terminated at or prior to the Closing. Each such item of material tangible personal property is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.

(b)Neither the Company nor any of its Subsidiaries owns any real property. The Leased Real Property Schedule contains a list of all real property leased by the Company and its Subsidiaries (the “Leased Real Property”). The Company has delivered to the Purchaser a true and complete copy of the underlying lease with respect to each parcel of Leased Real Property (each, a “Lease”). With respect to each of the Leases: (i) either the Company or one of its Subsidiaries has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it; (ii) neither the Company nor any of its Subsidiaries has received written notice of any existing material defaults thereunder by the Company or its Subsidiaries (as applicable) nor, to the Knowledge of the Company, are there any existing material defaults by the lessor thereof; (iii) no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by the Company or its Subsidiaries (as applicable) or, to the Knowledge of the Company, any other party thereto; (iv) the Leased Real Property is leased by the Company or one of its Subsidiaries free and clear of all Liens, other than Permitted Liens; (v) neither the Company nor any of its Subsidiaries has conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold created by such Lease; (vi) neither the Company’s nor any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease; and (vii) neither the Company nor any of its Subsidiaries has assigned, subleased, transferred, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof.

(c)To the Knowledge of the Company, all buildings, structures, fixtures, building systems and equipment, and all components thereof (collectively, the “Improvements”) included in the Leased Real Property are in good condition and repair. To the Knowledge of the Company, there are no material structural deficiencies or latent defects affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company and its Subsidiaries as currently conducted thereon.

(d)To the Knowledge of the Company, for the past five (5) years, the Leased Real Property has been in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Leased Real Property and operation of the business of the Company and its Subsidiaries thereon do not violate in any material respect any Real Property Laws. Neither the Company nor any of its Subsidiaries has received any written notice of a material violation of any Real Property Law. To the Knowledge of the Company, there is no pending or anticipated change in any Real Property Law that will materially impair the ownership, lease, use or occupancy of any Leased Real Property or any portion thereof in the continued operation of the business of the Company and its Subsidiaries as currently conducted thereon.
(e)The classification of each item of Leased Real Property under Real Property Laws permits the use and occupancy of such parcel and the operation of the business of the Company and its Subsidiaries as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. There are sufficient parking spaces, loading docks and other facilities at such parcel to comply with Real Property Laws. The use or occupancy of the Leased Real Property or any portion thereof by the Company and its Subsidiaries or the operation of the business of the Company and its Subsidiaries as currently conducted thereon is not dependent on a “permitted non-conforming use” or "permitted non-conforming structure" or similar variance, exemption or approval from any Governmental Body.

(f)To the Knowledge of the Company, the current use and occupancy of the Leased Real Property and the operation of the business of the Company and its Subsidiaries as currently conducted thereon do not violate in any material respect any easement, covenant, condition, restriction or similar provision in any material instrument of record affecting such Leased Real Property (the “Encumbrance Documents”). Neither the

Company nor any of its Subsidiaries has received any written notice of violation of any Encumbrance Documents, and there is no basis for the issuance of any such notice or the taking of any action for such violation.

(g)The Formerly Owned or Leased Real Property Schedule sets forth an accurate and complete list of all real property formerly owned or leased by the Company or any of its Subsidiaries during the five (5) year period prior to the date of this Agreement (collectively, “Formerly Owned or Leased Real Property”). Except as set forth in the Formerly Owned or Leased Real Property Schedule, neither the Company nor any of its Subsidiaries: (i) has received notice of, and there are no pending, or to the Knowledge of the Company, proposed or threatened claims, actions or proceedings against the Company or any of its Subsidiaries in relation to Formerly Owned or Leased Real Property; or (ii) has any actual or, to the Knowledge of the Company, contingent material liability in relation to Formerly Owned or Leased Real Property.

5.08Tax Matters. Except as set forth on the Taxes Schedule and the matters relating to the Tax Non-Compliance Issues:

(a)the Company and each of its Subsidiaries have filed all Income Tax Returns and all other material Tax Returns which are required to be filed by them, and all such Tax Returns were correct and complete in all material respects as to the matters relating to the Taxes shown as payable thereon;

(b)all Taxes shown as due and owing on any Tax Return filed by the Company or its Subsidiaries have been fully paid (except to the extent being contested in good faith in accordance with appropriate proceedings and for which reserves have been established on the Company and its Subsidiaries’ books and records) and neither the Company nor any Subsidiary has any liability for any material unpaid Taxes (except to the extent of the reserve (including reserves for contingent material Taxes or uncertain Tax positions) established by the Company and its Subsidiaries on their books and records) that were due prior to the Closing Date;
(c)all material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third-party have been appropriately withheld and remitted to the applicable Governmental Body;

(d)in the past three (3) years, no claim has ever been made by any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;

(e)no deficiency or proposed adjustment which has not been paid or resolved for any material amount of Tax has been asserted or assessed by any Governmental Body against the Company or any of its Subsidiaries;

(f)neither the Company nor any of its Subsidiaries has consented to extend the time in which any Income Tax or other material Tax may be assessed or collected by any taxing authority or in which any Income Tax Return or other material Tax Return may be filed, which extension is still in effect;

(g)there are no ongoing audits of any Income Taxes or other material Taxes of the Company or any of its Subsidiaries by any Governmental Body, nor has the Company been advised by any Governmental Body of a pending audit with respect to Income Taxes of any other material Taxes of the Company or any of its Subsidiaries;

(h)neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under any Income Tax or other material Tax allocation, sharing, indemnity or similar agreement or arrangement (other than (i) any agreement entered into in the ordinary course of business and not primarily concerning Taxes or (ii) any agreement solely between the Company and its Subsidiaries);

(i)neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company or its Subsidiaries);

(j)no member of the Acquired Company U.S. Group is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (computed without regard to any payments or benefits contemplated pursuant to any agreement, contract, arrangement or plan entered into on or after the date hereof at the request of direction of the Purchaser or any of its Affiliates or entered into or negotiated by the Purchaser or any of its Affiliates);

(k)neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of a Straddle Period) beginning after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) a sale of other disposition made on or prior to the Closing Date that is reported as an installment sale or open transaction disposition for U.S. federal income tax purposes (or any corresponding provision of state or local Tax Law), (iv) prepaid amount received on or prior to the Closing Date, or (v) intercompany transaction entered into prior to the Closing;

(l)no member of the Acquired Company U.S. Group has in the last two years distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361;

(m)no member of the Acquired Company U.S. Group is or has been a party to any “listed transaction,” as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2);

(n)the Seller has made available to the Purchaser for inspection: (i) complete and correct copies of all income and other material Tax Returns of each of the Company and its Subsidiaries for all taxable periods ending on or after October 31, 2014; and (ii) complete and correct copies of all private letter rulings, revenue agent reports, material information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, gain recognition agreements and any similar documents, submitted by, received by or agreed to by or on behalf of the Company or any of its Subsidiaries, in each case relating to Taxes for all taxable periods for which the statute of limitations has not yet expired;

(o)all intercompany transactions between the Company and its Subsidiaries have, in all material respects, complied with the requirements of Code Section 482 and the Treasury Regulations thereunder (or any corresponding provision of other applicable Law). No Governmental Body is asserting (or has threatened to assert) in writing a claim against the Company or any of its Subsidiaries under or as a result of a failure to maintain arm’s length treatment with respect to intercompany transactions between the Company, any of its Subsidiaries, or any of their Affiliates;

(p)neither the Company nor any of its Subsidiaries has a “permanent establishment” in any country other than the country in which it is organized or formed, as defined in any applicable Tax treaty or convention between the country in which it is organized and such foreign country;

(q)neither the Company nor any of its Subsidiaries has taken any material action, since the date of the Latest Balance Sheet, not in accordance with past practice for the purpose of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date;

(r)each of the Company and its Subsidiaries is, in all material respects in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Governmental Body to which it is subject;

(s)neither the Company nor any of its Subsidiaries: (i) is a party to any joint venture, partnership or other agreement or arrangement which is treated or required to be treated as a partnership for Tax purposes; or (ii) owns any interest in an entity that either is treated or required to be treated as an entity disregarded as separate from its owner for income Tax purposes; and

(t)	the Company and each of its Subsidiaries is classified as a corporation for
U.S. federal income tax purposes.

The representations and warranties in this Section 5.08 and in Section 5.13 represent the sole representations and warranties regarding any Tax matters relating to the Company and its Subsidiaries and no representation or warranty is made with respect to the use or availability of any net operating loss, non-capital loss, capital loss, Tax credit, or other Tax attribute in any period (or portion thereof) beginning after the Closing Date.

5.09	Contracts and Commitments.

(a)Except as set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries is a party to any: (i) collective bargaining agreement; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth in Section 5.13 or the Disclosure Schedules relating thereto; (iii) stock purchase, stock option or similar plan; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of two hundred thousand dollars ($200,000) per annum or requiring the payment of any severance, “change of control” or retention payment;
(v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company or any of its Subsidiaries; (vi) guaranty of any obligation for borrowed money or other material guaranty; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds one hundred thousand dollars ($100,000); (viii) lease or agreement under which it is lessor of or permits any third-party to hold or operate any property, real or personal, for which the annual rental exceeds one hundred thousand dollars ($100,000);
(ix) other than purchase orders entered into in the ordinary course of business or bailment or consignment agreements, contract or group of related contracts with any supplier required to be listed on the Customers and Suppliers Schedule; (x) other than purchase orders entered into in the ordinary course of business or bailment or consignment agreements, contract or group of related contracts with any customer required to be listed on the Customers and Suppliers Schedule; (xi) contract which prohibits in any material respect the Company or any of its Subsidiaries from freely engaging in business anywhere in the world; (xii) contracts relating to the licensing of Intellectual Property by the Company or any of its Subsidiaries to a third-party or by a third-party to the Company or any of its Subsidiaries, in each case involving consideration in excess of one hundred thousand dollars ($100,000) per annum, in each case, other than (A) licenses for commercially available, off-the-shelf software used by the Company or any of its Subsidiaries and (B) agreements entered into by the Company or any of its Subsidiaries with customers in the ordinary course of business; (xiii) contracts relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business entered into during the past three (3) years or the future acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business; (xiv) contract explicitly requiring expenditures after the date of this Agreement in an amount in excess of $250,000 (other than customer contracts and procurement contracts entered into in the ordinary course of business) that are not terminable by the Company or its Subsidiary, as applicable; (xv) contracts between the Company or any of its Subsidiaries, on the one hand, and any director, officer or Affiliate of the Company or any of its Subsidiaries, on the other hand (other than employment arrangements, including stock option agreements, entered into in the ordinary course of business); (xvi) any contracts with commitments or obligations extending more than three (3) years from and after the date of this Agreement; and (xvii) any other contract that is material to the Company or any of its Subsidiaries, their prospects, or the conduct of the business of the Company and its Subsidiaries, or and not previously disclosed pursuant to this Section 5.09(a).

(b)Each of the contracts listed or required to be listed on the Contracts Schedule is in full force and effect, and is the legal, valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto, and, to the Knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms. Except as set forth on the Contracts Schedule, neither the Company nor any Subsidiary of the Company (as applicable) is in material default under any contract listed on the Contracts Schedule, and, to the Knowledge of the Company, the other party to each of the contracts listed on the Contracts Schedule is not in material default thereunder. Except as set forth on the Contracts Schedule, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of the

Company, or any Subsidiary of the Company or, to the Knowledge of the Company, any other party under any contract listed on the Contracts Schedule. To the Knowledge of the Company, (i) no party to any contract listed on the Contracts Schedule has exercised any termination rights with respect thereto, and (ii) no party has given written notice of any material dispute with respect to any contract listed on the Contracts Schedule. The Company has made available to the Purchaser true and correct copies of each contract listed on the Contracts Schedule, together with all amendments, modifications or supplements thereto.

5.10	Intellectual Property.

(a)The Intellectual Property Schedule sets forth a list of material (i) issued patents and pending patent applications; (ii) registered trademarks and pending applications for registration of trademarks, (iii) registered copyrights, and (iv) registered Internet domain names, in each case that are owned by the Company or any of the Company’s Subsidiaries, (collectively, (i) through (iv), along with unregistered Intellectual Property owned by the Company or the Company’s Subsidiaries, the “Company-Owned IP”), Intellectual Property rights owned by a third party that are licensed to the Company or its Subsidiaries are referred to as the “Company-Licensed IP”. None of the Company- Owned IP is invalid or unenforceable in whole or in part and each of the Company and its Subsidiaries has taken all actions reasonably necessary, performed all customary acts and paid all fees (to the extent applicable) required to protect and maintain in full force and effect the Company-Owned IP. There are no facts or circumstances that would render any material Company-Owned IP invalid or unenforceable in any material respect. The Company and its Subsidiaries own the Company-Owned IP free and clear of all Liens, except for Permitted Liens, and have a valid and enforceable license to use the Company- Licensed IP. The Company-Owned IP is valid and enforceable. The Company-Owned IP together with the Company-Licensed IP includes all Intellectual Property necessary and sufficient for the conduct of the businesses of the Company and its Subsidiaries as currently conducted in substantially the same manner as conducted by the Company and its Subsidiaries as of the date of this Agreement.

(b)All Company-Licensed IP is the subject of a valid and enforceable contract to which the Company or one of its Subsidiaries is a party, and such licenses permit the Company or such Subsidiary to use, modify, and exploit all such Company-Licensed IP in the manner that the Company or such Subsidiary currently uses, modifies, or exploits such Company-Licensed IP (or formerly used, modified, or exploited such Company-Licensed IP) in the conduct of the business of the Company or such Subsidiary as of the date of this Agreement. The Company and each of its Subsidiaries has all rights necessary to grant the licenses to Intellectual Property it has granted.

(c)Except as would not, individually or in the aggregate, constitute a Material Adverse Change, (i) the conduct of the Company’s and its Subsidiaries’ business as currently conducted does not infringe any Person’s Intellectual Property and (ii) there is no claim of such infringement pending or to the Knowledge of the Company, threatened in writing, against the Company or its Subsidiaries. To the Knowledge of the Company, no Person is infringing any Company-Owned IP.

(d)The Company and its Subsidiaries (i) have taken commercially reasonable measures to protect the confidentiality of their material trade secrets; (ii) have a policy whereby employees and contractors of the Company and its Subsidiaries who create or develop material Software or other Intellectual Property on behalf of the Company or its Subsidiary, are required to assign to the Company or such Subsidiary all of such employee’s or contractor’s rights in such Software; and (iii) are party to a valid and enforceable written agreement with all employees and contractors of the Company and its Subsidiaries who have created or developed material Software or other Intellectual Property on behalf of the Company or its Subsidiaries that conveys or conveyed to the Company or one of its Subsidiaries all such Person’s right, title and interest in and to all Intellectual Property developed by such Person in the scope of such Person’s employment with or engagement on behalf of the Company or its Subsidiaries. The Company and its Subsidiaries do not use or license any Intellectual Property owned by any manager, director, officer, employee, contractor or consultant of the Company. The Company and its Subsidiaries have not breached in any material respect any Contract between the Company or its Subsidiaries and customers or other third parties with respect to trade secrets, and to the Knowledge of the Company, no third party is in breach of any such Contract with respect to trade secrets. There has been no unauthorized use or disclosure of trade secrets owned by or held for use by the Company or its Subsidiaries.

(e)None of the material Software owned by the Company or its Subsidiaries is subject to any “open source”, “copyleft” or analogous license (including any GPL, AGPL or other open source software license) in a manner or relation (i) which has or would require any such Software or any associated Company-Owned IP (A) to be disclosed or distributed to any third party, (B) to be disclosed or distributed in source code form, (C) to be licensed to any third party, including for the purpose of making modifications or derivative works, or (D) to be redistributable at no charge; or (ii) which would otherwise impose any other material limitation, restriction or condition on the right or ability of any member of the Company or its Subsidiaries to use or distribute any such Software or Company-Owned IP.

(f)As of the date hereof, no material source code for Software owned by the Company or its Subsidiaries has been released from escrow to any third Person due to obligations of the Company or its Subsidiaries under any source code escrow agreement to which the Company or its Subsidiary is party.

5.11Litigation. Except as set forth on the Litigation Schedule, there are no, and for the past two (2) years there have been no actions, suits or proceedings pending or expressly threatened in writing against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body. Except as set forth on the Litigation Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any Governmental Body.

5.12Governmental Consents. Except for the requirements under the HSR Act and any Other Antitrust Regulations that are required for the consummation of the transactions contemplated hereby and set forth on the Governmental Consents Schedule, no authorization of any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Company Documents by the Company or the consummation by the Company of any other transaction contemplated hereby.

5.13	Employee Benefit Plans.

a.Except as listed on the Employee Benefits Schedule, neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to, or has an obligation to contribute to, any material (i) nonqualified deferred compensation or retirement plans, (ii) qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA), (iii) qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA) (the plans set forth in the foregoing clauses (ii) and (iii) are collectively referred to herein as the “Pension Plans”), or (iv) any “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”). The Pension Plans, the Welfare Plans, any deferred compensation, retirement, retiree, bonus, incentive, stock purchase, stock option, stock incentive, equity or equity-based, severance, employment, change-in-control, retention or fringe benefit plan or program, whether formal or informal, oral or written, whether or not subject to ERISA, are collectively referred to herein as the “Plans.” Each Pension Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, has either received a favorable determination letter or opinion letter from the Internal Revenue Service that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and the Company is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Pension Plan. The Plans comply in form and in operation in all material respects with their terms and the requirements of the Code, ERISA and any other applicable Law. The Company has made available to the Purchaser the following documents with respect to each Plan, as applicable: (i) correct and complete copies of the governing plan document, including all amendments thereto, and all related trust documents, (ii) a written description of any Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, (iv) the most recent favorable, determination or opinion letter issued by the IRS, and (v) the most recent annual report (Form 5500 series and all schedules and financial statements attached thereto).

b.Except as listed on the Employee Benefits Schedule, neither the Company nor any of its Subsidiaries maintains or contributes to any material Canadian Benefit Plans. None of the Canadian Benefit Plans: (i) are pension plans that provide a defined benefit, or multi-employer pension plans, each as defined under the Pension Benefits Act, RSO 1990, c P.8; or (ii) provide any post-retirement life insurance, medical or dental benefits to any current or former employee (or any dependent thereof) of the Company or any of its Subsidiaries. The Canadian Benefit Plans comply in form and in operation in all material respects with their terms and the requirements of applicable Laws.

c.With respect to the Plans and the Canadian Benefit Plans, except as would not result in material liability to the Company or its Subsidiaries (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending or, to the Knowledge of the Company, threatened, other than routine claims for benefits, (iii) to the Knowledge of the Company, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code), and (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

d.Neither the Company nor any of its Subsidiaries has, nor, to the Knowledge of the Company, has any of their respective directors, officers or employees or any other “fiduciary,” as such term is defined in Article III of ERISA, committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Company, its Subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable Law.

e.Neither the Company nor any of its Subsidiaries has incurred any liability for any Tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA which has not been satisfied in full.

f.No “pension plan” (within the meaning of Section 3(2) of ERISA) maintained by the Company or any of its Subsidiaries which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

g.Neither the Company nor any of its Subsidiaries, contributes to or has any material liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “defined benefit plan” (as such term is defined under Section 3(35) of ERISA). Neither the Company nor any of its Subsidiaries has any liability by reason of being treated as a single employer under Section 414 of the Code.

h.Except as set forth on the Employee Benefits Schedule, none of the Plans obligates the Company or its Subsidiaries to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

i.Except as set forth on the Employee Benefits Schedule, any Plan or arrangement covering a current or former director, officer, employee or service provider of the Company or its Subsidiaries that is subject to Section 409A of the Code complies with all requirements of Section 409A of the Code and is not subject to any excise Tax or penalty under Section 409A of the Code.

5.14Insurance. The Insurance Schedule sets forth each insurance policy maintained by the Company and its Subsidiaries on their properties, assets, products, business or personnel (the “Insurance Policies”). Neither the Company nor any of its Subsidiaries is in material default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material claim under any Insurance Policy within the time frame required by or under such Insurance Policies. The Company has delivered copies of the Insurance Policies and all amendments thereto to the Purchaser. All such policies are in full force and effect, and all premiums with respect thereto covering all periods up to the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. The Company and its Subsidiaries have complied in all material respects with the provisions of the Insurance Policies applicable to them. Other than claims made in the ordinary course of business, there are no pending claims under any such policies, including any claim for loss or damage to the properties, assets or business of the Company and its Subsidiaries. The Insurance Policies are sufficient for compliance in all material respects with all requirements of Law and with respect to all contracts to which the Company or any of its Subsidiaries is a party.

5.15	Environmental Matters. Except as set forth on the Environmental Matters Schedule:

a.Each of the Company and its Subsidiaries is, and at all times for the past five (5) years has been, in material compliance with all Environmental Laws applicable to its operations.

b.Each of the Company and its Subsidiaries has obtained and is in material compliance with all material Permits required under applicable Environmental Laws for the operation of its business as presently conducted.

c.Neither the Company nor any of its Subsidiaries has during the past five years received any written notice from any Governmental Body regarding any material violation of or material non-compliance with, or material liability or responsibility under, or material investigatory, corrective action or remedial obligation arising under, any Environmental Laws.

d.Neither the Company nor any of its Subsidiaries is subject to any pending, or, to the Knowledge of the Company, threatened, action, suit or proceeding before or by any Governmental Body that is material and arises under any Environmental Law.

e.Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any Governmental Body that is material and was issued pursuant to any Environmental Law.

f.There has been no release of Hazardous Materials in exceedance of or otherwise in violation of applicable standards under Environmental Laws in connection with or otherwise relating to or arising from the business or operations of the Company or any of its Subsidiaries, or at any of the Formerly Owned or Leased Real Property, in each case that would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries under Environmental Laws.

g.The Company has made available to the Purchaser copies of all environmental site assessment reports, compliance audit reports and sampling reports and all material correspondence with Governmental Bodies regarding all material environmental matters, including without limitation to any current or past non-compliance with or liability or responsibility under Environmental Laws, within the Company’s possession or control that have been prepared within the past five years and that relate to the Company or any of its Subsidiaries or any of the Formerly Owned or Leased Real Property.

5.16Affiliated Transactions. Except for the Management Services Agreement, employment relationships and transactions between or among the Company and any of its Subsidiaries, the provision of compensation and benefits to employees and powers of attorney and similar grants of authority made, in each case, in the ordinary course of business, except as set forth on the Affiliated Transactions Schedule, no officer, director, manager or Affiliate of the Company or its Subsidiaries is a party to any agreement, contract, commitment or transaction with the Company or its Subsidiaries or has any interest in any material property used by the Company or its Subsidiaries.

5.17Brokerage. Except as set forth on the Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company and its Subsidiaries. All such fees shall be Transaction Expenses under this Agreement and shall be satisfied as such.

5.18	Permits; Compliance with Laws.

a.Each of the Company and its Subsidiaries holds and is in compliance, and for the past five (5) years have held and been in compliance, in all material respects, with all material Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted. Neither the Company nor its Subsidiaries have received oral or written notice of any proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any material Permit which is required for the operation of the business of the Company and its Subsidiaries as presently conducted.

b.Except as set forth on the Compliance with Laws Schedule, (i) the Company and its Subsidiaries are, and for the past five (5) years have been, in compliance, in all material respects, with all Laws applicable to their respective businesses, operations and assets (including without limitation, Laws applicable to data privacy, data protection and data security), and (ii) neither the Company nor any of its Subsidiaries has, during the past five (5) years, received any written notice of any material failure to comply with any applicable Law, and (iii) neither the Company nor any of its Subsidiaries has, during the past five (5) years, received any written notice of any action or proceeding against it alleging any material failure to comply with any applicable Law.

5.19	Employees.

a.The Company has made available a census of the directors, officers and employees of the Company and its Subsidiaries with annual base compensation in excess of one hundred and fifty thousand dollars ($150,000) paid or payable by the Company or its Subsidiaries. Since the date of the Audited Financial Statements, neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN or any applicable employment standards legislation. Neither the Company nor any of its Subsidiaries has discharged from a single site more than 10 employees during any two-week period in the past two years.

b.Except as set forth on the Employees Schedule: (i) neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement with any labor union; (ii) to the Knowledge of the Company, there are and within the past three (3) years have been no union organizing activities, undertaken or threatened, involving employees of the Company or any of its Subsidiaries; (iii) there are no pending or, to the Knowledge of the Company, threatened strikes, work stoppages, walkouts, lockouts, or similar material labor disputes and no such disputes have occurred within the past three (3) years; and (iv) there are no unfair labor practice charges or complaints pending against the Company or any of its Subsidiaries with the National Labor Relations Board nor, to the

Knowledge of the Company, are any such charges or complaints threatened.

5.20Customers and Suppliers. The Customers and Suppliers Schedule sets forth (a) a list of the top ten (10) customers of the Company and its Subsidiaries on a consolidated basis by aggregate revenue of sales to such customers, and (b) a list of the top ten (10) suppliers of the Company and its Subsidiaries on a consolidated basis by dollar value of net purchases from such suppliers, for the fiscal year ended December 31, 2017. Neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral, indication from any of the customers listed on the Customers and Suppliers Schedule to the effect that any such customer will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, buying products from the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral, indication from any of the suppliers listed on the Customers and Suppliers Schedule to the effect that any such supplier will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, supplying products or services to the Company or any of its Subsidiaries.

5.21Absence of Undisclosed Liabilities. Except as set forth on the Undisclosed Liabilities Schedule, neither the Company nor any of its Subsidiaries has any liability other than (a) liabilities reflected on the Latest Balance Sheet or which have arisen in the ordinary course of business after such date and which are not, individually or in the aggregate, material in amount, (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, violation of Law, or arising out of a claim or lawsuit), (c) obligations under contracts and commitments described on the Contracts Schedule or under contracts and commitments entered into in the ordinary course of business which are not required to be disclosed on such Schedule pursuant to Section 5.09(a) (but not liabilities for any breach of any such contract or commitment), (d) other liabilities and obligations expressly disclosed in the other Schedules referred to in this Article V, (e) Transaction Expenses and (f) liabilities and obligations that are not in the ordinary course of business and are not, individually or in the aggregate, in excess of $250,000.

5.22Government Contracts. Neither the Company nor any of its Subsidiaries is or has been party to a Government Contract where the Company or any of its Subsidiaries is a prime contractor to a Governmental Body, or a subcontractor to a prime contractor or higher-tier subcontractor in its capacity of a contractor to a Governmental Body. Neither the Company nor any of its Subsidiaries has made any outstanding offer to sell products or services made by the Company or any of its Subsidiaries to any Governmental Body or any prime contractor, which, if accepted, would result in a Government Contract.

5.23Inventory. All Inventory: (a) is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) which reserve is adequate and calculated consistent with the preparation of the Audited Financial Statements; and (b)(i) is owned by the Company or one of its Subsidiaries; (ii) is in transit from suppliers of the Company or one of its Subsidiaries or to customers of the Company or one of its Subsidiaries; (iii) is held for delivery by suppliers of the business of the Company or one of its Subsidiaries; or (iv) is held on consignment by third parties; each of (a) and (b), as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each of the Company and its Subsidiaries. Neither the Company nor any

of its Subsidiaries is in possession of any material amount of Inventory or other goods not owned by the Company or one of its Subsidiaries. The quantities of each item of Inventory are not excessive, but are reasonable for the continued operation of the business of the Company or any of its Subsidiaries in the ordinary course of business.

5.24Product Warranty. Each product manufactured, sold, leased, or delivered by the Company or any of its Subsidiaries has been in material conformity with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any of its Subsidiaries has any material liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. No Governmental Body has alleged in writing that any product designed, manufactured, sold, leased, licensed, or delivered by the Company or any of its Subsidiaries is materially defective or unsafe or fails in any material respect to meet any product warranty or any standards promulgated by any such Governmental Body. No product designed, manufactured, sold, leased, licensed, or delivered by the Company or any of its Subsidiaries has been recalled, and neither the Company nor any of its Subsidiaries has received any written notice of recall of any such product from any Governmental Body. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) could result in any such liability or recall.

5.25Product Liability. Neither the Company nor any of its Subsidiaries has any material liability (and, to the Knowledge of the Company, there is no reasonable or factual basis for any proceeding against it giving rise to any material liability) as a result of any material defect or other material deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any product designed, manufactured, sold, leased, licensed, or delivered, or any service provided by the Company or any of its Subsidiaries, whether such liability is incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract, or other), any other applicable Law, or otherwise.

5.26Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries, except for those granted in the ordinary course of business pursuant to any plan set forth on the Employee Benefits Schedule.

5.27Data Privacy. The Company and its Subsidiaries have taken sufficient measures to ensure that all data and information owned or held by the Company or any of its Subsidiaries (including any Personal Information) (collectively, “Company Data”) is protected against loss, damage and unauthorized access, use, modification or other misuse. No Person has provided any notice, made any claim or commenced any action, suit or other proceeding with respect to loss, damage or unauthorized access, use, modification or other misuse of any Company Data, and there is no reasonable basis for any such notice, claim, or the commencement of any action, suit or other proceeding.

5.28IT Security. The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems that are owned or used by the Company and its Subsidiaries (“IT Systems”) are reasonably sufficient for the needs of the business of the Company and its Subsidiaries as conducted as of the date of this Agreement. In the past two years, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other adverse event affecting any IT Systems or Company Data, that has caused any: (a) substantial disruption of or interruption in or to the use of such IT Systems or the conduct of the business of the Company and its Subsidiaries; (b) material loss, destruction, damage, or harm of or to the Company, its Subsidiaries or their operations, personnel, property, or other assets; or (c) material liability of any kind to the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken all reasonable actions to protect the integrity and security of the IT Systems and the Company Data and other information stored or processed thereon. The Company and its Subsidiaries: (x) maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (y) act in material compliance therewith; and (z) test such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

5.29NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V AND THE DISCLOSURE SCHEDULES, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY THE PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES. THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN Article IV, THIS Article V AND THE DISCLOSURE SCHEDULES, THE PURCHASER IS ACQUIRING THE SHARES ON AN “AS IS, WHERE IS” BASIS. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and the Seller as of the date hereof and as of the Closing Date that:

6.01Organization and Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Canada, with full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Purchaser in connection with the transactions contemplated by this Agreement (the “Purchaser Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

6.02Authorization. The execution, delivery and performance of this Agreement and each of the Purchaser Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Purchaser, and assuming that each of this Agreement and the Purchaser Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

6.03No Violation. The Purchaser is not subject to or obligated under its governing documents, any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s execution, delivery or performance of this Agreement and the Purchaser Documents.

6.04Governmental Bodies; Consents. Except for the requirements of the HSR Act or any Other Antitrust Regulations, the Purchaser is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. To the Knowledge of the Purchaser, no fact or circumstance exists, including any possible other transaction under consideration by the Purchaser (or its Affiliates), that would reasonably be expected to prevent or delay (a) the filings or approvals required under the HSR Act or (b) any filings or approvals required under Other Antitrust Regulations (a “Competitive Transaction”).

6.05Litigation. There are no actions, suits or proceedings pending or, to the Knowledge of the Purchaser, overtly threatened against or affecting the Purchaser at law or in equity, or before or by any Governmental Body, which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

6.06Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

6.07Investment Representation. The Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

6.08Sufficient Funds. The Purchaser has, on the date hereof, the financial capability, sufficient cash on hand and available credit facilities necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, and will have all such capability as of the Closing Date. The Purchaser affirms that in no event shall the receipt by, or the availability of any funds or financing to, the Purchaser or any of its Affiliates or any other financing be a condition to the Purchaser’s obligation to consummate the transactions contemplated by this Agreement.

6.09Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

6.10Plant Closings and Mass Layoffs. The Purchaser does not currently plan or contemplate any plant closings, reduction in force, or terminations of employees of the Company or any of its Subsidiaries that would trigger obligations under WARN or similar laws.

6.11Access and Investigation; Non-Reliance. The Purchaser and its representatives (a) have had access to and the opportunity to review all of the documents in the online “data room” established by Intralinks for Project Wrap on behalf of the Company, and (b) have been afforded full access to the books and records, facilities and officers, directors, employees and other representatives of the Company and its Subsidiaries for purposes of conducting a due diligence investigation with respect thereto. The Purchaser acknowledges that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that the Purchaser is familiar with such uncertainties, that the Purchaser and its Non-Recourse Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) the Purchaser and its Non-Recourse Parties in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information). The Purchaser and each of its Non-Recourse Parties have each conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, each of its Subsidiaries and any of their respective joint ventures and businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Purchaser and each of its Non-Recourse Parties (i) have relied solely on the results of such independent investigation and verification and on the representations and warranties of the Seller expressly and specifically set forth in Article IV and the Company expressly and specifically set forth in Article V, as qualified, in each case, by the Disclosure Schedules, (ii) have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Company, the Seller or any of their respective Non-Recourse Parties as to any matter concerning the Company, any of its Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to the Purchaser or any of its Non-Recourse Parties in certain “data rooms” or presentations, including “management presentations”) and (iii) none of the Purchaser or any of its Non-Recourse Parties shall have any claim with respect to their purported use of, or reliance on, any such representations, warranties or statements (including by omission).

6.12NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI, THE PURCHASER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY THE SELLER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE VII
COVENANTS OF THE COMPANY

7.01	Conduct of the Business.

(a)From the date hereof until the first to occur of (i) the Closing and (ii) the termination of this Agreement, the Company shall use its commercially reasonable efforts to conduct its and its Subsidiaries’ businesses in the ordinary course of business, except as set forth on the Covenants Exceptions Schedule.

(b)From the date hereof until the first to occur of (I) the Closing and (II) the earlier termination of this Agreement, except (x) as otherwise contemplated by this Agreement or the Transaction Sale Agreements, (y) as set forth on the Covenants Exceptions Schedule or (z) as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries:

(i)not (A) amend or propose to amend the respective certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries in any manner or (B) split, combine or reclassify the shares, capital stock or other equity interests of the Company or any of its Subsidiaries;

(ii)not issue, sell, pledge, transfer or dispose of, or agree to issue, sell, pledge, transfer or dispose of, any shares, capital stock or other equity interests of the Company or any of its Subsidiaries or issue any shares, capital stock or equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued shares, capital stock or other equity interests of the Company or any of its Subsidiaries (other than this Agreement and the agreements contemplated hereby), or grant any stock appreciation or similar rights;

(iii)not create any Liens on any assets, rights or properties (whether tangible or intangible) of the Company or any of its Subsidiaries, other than Permitted Liens;

(iv)not redeem, purchase or otherwise acquire any outstanding shares, capital stock or other equity interests of the Company or any of its Subsidiaries or declare or pay any non-cash dividend or make any other non-cash distribution to any Person other than the Company or one or more of its Subsidiaries on or prior to the Closing Date;

(v)not (A) grant to any employee of the Company or any of its Subsidiaries any increase in compensation or benefits, except (1) for pay increases, promotions, and bonuses made in the ordinary course of business or (2) as may be required by any applicable Law, collective bargaining agreement or other contract with any labor organization, or the terms of any Plan; (B) modify or establish any Plan (or any arrangement that would constitute a Plan, if adopted), except to the extent required by Law, collective bargaining agreement or other contract with any labor organization, or the terms of any Plan or contract; (C) terminate the employment of any employee in the position of vice president or above, other than for cause; (D) implement the discharge or layoffs of more than ten percent (10%) of the workforce at any single site; or (E) materially change the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination of existing executives or officers (other than for cause);

(vi)not sell, lease, transfer or otherwise dispose of, any owned property or assets of the Company or any of its Subsidiaries, except for any sale, license, lease, transfer or disposition in the ordinary course of business;

(vii)not sell any Inventory or products in a manner other than in the ordinary course of business consistent with past practice, including with respect to pricing, discounting practices, bundling, sales volume and services levels;

(viii)not (A) materially accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (B) materially delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice; or (C) vary the Inventory practices of the Company or its Subsidiaries in any material respect from past practices;

(ix)	not establish or acquire any Subsidiary;

(x)except for amendments in the ordinary course of business, not amend, cancel, waive any material rights under, or elect to terminate (except for a termination resulting from the expiration of a contract in accordance with its terms) any contract listed on the Contracts Schedule;

(xi)not acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(xii)except in accordance with the capital budget of the Company and its Subsidiaries, not commit or authorize any commitment to make any capital expenditures in excess of two hundred fifty thousand dollars ($250,000) in the aggregate;

(xiii)not make any change in any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in GAAP or applicable Law;

(xiv)not make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by the Company or any of its Subsidiaries (A) to any Subsidiary or (B) to any employee in connection with travel, entertainment and related business expenses or other customary out-of-pocket expenses in the ordinary course of business;

(xv)not liquidate, dissolve or effect a recapitalization or reorganization with respect to the Company or any of its Subsidiaries;

(xvi)except as required to comply with Section 7.04(b), not (A) make any material Income Tax election that is inconsistent with past practices, (B) change any material Income Tax election, (C) change any annual Income Tax accounting period, (D) adopt or change any material method of Income Tax accounting, (E) file any amended Income Tax Return with respect to any material Tax matter, (F) enter into any “closing agreement” with any Governmental Body with respect to any material Income Tax matter, (G) settle any claim or assessment in respect of a material amount of Income Tax, or (H) consent to any extension or waiver of the limitations period applicable to any material Income Tax claim or assessment; and

(xvii)not to authorize, or commit or agree to take any action described in this Section 7.01(b).

7.02Exclusive Dealing. Except in connection with any exercise of Options or pursuant to any agreement existing as of the date hereof concerning any Options, from the date hereof through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, the Seller and the Company shall not take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and its Affiliates and representatives) concerning any purchase of the shares of capital stock of the Company or any merger, sale of substantial assets or similar transaction involving the Company (other than assets sold in the ordinary course of business).

7.03Compliance with ISRA. Prior to the Closing, the Company shall take such commercially reasonable actions with respect to the Carlstadt Facility to comply with and complete all obligations under ISRA in connection with the signing of this Agreement and the consummation of the transactions contemplated by this Agreement, including, to the extent required and applicable: (i) preparing and submitting within five (5) calendar days after the signing of this Agreement a General Information Notice to the New Jersey Department of Environmental Protection (“NJDEP”), (ii) retaining a Licensed Site Remediation Professional (“LSRP”), and (iii) engaging such LSRP to conduct and prepare a Preliminary Assessment, and such other investigations, remedial actions, monitoring, or post-closure care required to achieve compliance with ISRA within the required timeframes. If the Company cannot complete compliance with ISRA prior to the Closing, then prior to the Closing the Company shall execute and submit to NJDEP the following to allow the consummation of the transactions contemplated by this Agreement in compliance with ISRA: (i) a Remediation Certification (as defined under ISRA) identifying the Company as the party responsible for ISRA compliance after Closing, (ii) a Remediation Cost Review and Remediation Funding Source/Financial Assurance Form (as defined under ISRA), and (iii) any Remediation Funding Source (as defined under ISRA) required under such forms. After the Closing, the Company shall take all such actions as are required in connection with compliance with ISRA as a result of the consummation of the transactions contemplated by this Agreement.

7.04	Environmental and Tax Compliance.

(a)Environmental. With respect to the potential environmental non- compliance issues identified by Ramboll US Corporation ("Ramboll") in Section 1.3 of the 2018 Phase I Environmental Site Assessment and Limited Environmental Compliance Review reports listed on the Environmental Matters Schedule (collectively, the “Environmental Non-Compliance Issues”), Ramboll has prepared a table attached hereto as Exhibit G describing proposed actions to investigate and, if non-compliance with Environmental Laws is confirmed, correct the Environmental Non-Compliance Issues. The Company has engaged Ramboll for environmental compliance assistance and, prior to the Closing, the Company shall use good faith efforts to: (a) make, and cause its Subsidiaries and Ramboll to make, reasonable progress correcting any non-compliance identified as a result of the work proposed in Exhibit G, and (b) reasonably cooperate with the Purchaser and keep the Purchaser timely and reasonably informed of such progress; provided, however, that the Company’s performance of its obligations under this Section 7.04(a) shall not be taken into account for purposes of determining whether the conditions in Article III of this Agreement have been satisfied as of any applicable date.

(b)Taxes. With respect to the (a) the Company's failure to file Forms T1134 with the Canadian Revenue Agency and (b) the failure of the Company and/or its Subsidiaries to remit to the applicable taxing authorities in the States of Illinois, Pennsylvania and Arizona certain sales Taxes that have been collected (collectively, the “Tax Non-Compliance Issues”), the Company shall use good faith efforts to (1) make, and cause its Subsidiaries to make, reasonable progress on resolving the Tax Non-Compliance Issues, including by the Company’s participation in Canada’s Voluntary Disclosures Program, and (2) cooperate with the Purchaser and keep the Purchaser timely and reasonably informed of such progress, including by causing the Company’s internal and external tax advisors to respond promptly to reasonable requests and communications from the Purchaser to the Company (which requests shall be concurrently sent to the Seller and the representatives from Baird set forth in Section 8.03) in connection with the Tax Non- Compliance Issues; provided, however, that the Company’s performance of its obligations under this Section 7.04(b) shall not be taken into account for purposes of determining whether the conditions in Article III of this Agreement have been satisfied as of any applicable date. Such actions under this Section 7.04(b) shall include preparing and making all applicable filings with the applicable Governmental Body as reasonably determined by the Company and/or its Subsidiaries and/or reasonably requested by the Purchaser. To the extent that the Company or any of its Subsidiaries are to make any filings after the date hereof and prior to the Closing with respect to a Tax Non-Compliance Issue, the Company shall provide a draft copy of such filing to the Purchaser for the Purchaser's timely review and shall incorporate all reasonable comments of the Purchaser received prior to the filing.

ARTICLE VIII
COVENANTS OF THE PURCHASER

8.01	Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause the Company and its Subsidiaries to, provide the Seller and its representatives with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance written notice, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees (if any) of each of the Purchaser, the Company and its Subsidiaries, and each of their respective Affiliates for purposes of complying with any applicable Tax, financial reporting or regulatory requirements. Unless otherwise consented to in writing by Seller, neither the Purchaser nor the Company and its Subsidiaries shall destroy, alter or otherwise dispose of any of the books and records of the Company and its Subsidiaries for any period prior to the Closing Date without first offering to surrender to the Seller such books and records or any portion thereof which the Purchaser or the Company or any of their respective Subsidiaries may intend to destroy, alter or dispose of.

8.02	Director, Manager and Officer Liability and Indemnification.

(a)Prior to or simultaneously with the Closing, the Purchaser shall, or shall cause the Company to purchase from an insurance carrier with a credit rating of A or better with respect to directors’, managers and officers’ liability insurance a prepaid insurance policy (i.e., “tail coverage”) which provides insurance coverage for each of the individuals who were officers, directors, managers or similar functionaries of the Company or any of its Subsidiaries at or prior to the Closing with a policy limit and on terms in each case no less favorable (including in with respect to scope) as the policy or policy(ies) maintained by the Company or any of its Subsidiaries immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policy, the “D&O Tail Policy”); provided, however, that in satisfying its obligations under this Section 8.02(a), the Purchaser shall not be obligated to pay premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year. The Purchaser shall bear one-hundred percent (100%) of the premium for the D&O Tail Policy.

(b)For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit the Company and its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws (or equivalent governing documents) relating to the exculpation or indemnification of any officers, directors or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the parties hereto that the current and former officers, directors, managers and similar functionaries of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law. The Purchaser agrees and acknowledges that this Section 8.02 shall be binding on the Purchaser’s successors and assigns.

(c)If the Company or its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 8.02.

(d)Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director or similar functionary of the Company or its Subsidiaries at or prior to the Closing or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 8.02 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)The obligations under this Section 8.02 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 8.02 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 8.02 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each current and former officer, director or similar functionary of the Company and its Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

8.03Contact with Business Relations. Other than as expressly permitted under Section 7.04(b), the Purchaser is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, director, employee, franchisee, customer, supplier, distributor or other material business relation of the Company or any of its Subsidiaries prior to the Closing without the prior written consent and coordination of Tom Coburn or Randy Yang of Baird (as representative for the Company) (not to be unreasonably delayed, conditioned or withheld).

8.04Continuing Confidentiality. The Purchaser shall remain bound by that certain Confidentiality Agreement, dated as of February 20, 2018, with the Company (the “Confidentiality Agreement”), and it shall be responsible for any breaches of the Confidentiality Agreement by any of the Purchaser’s representatives. The Purchaser will only use and disclose any individual’s personal information provided to the Purchaser by the Seller or the Company in connection with the transactions contemplated by this Agreement for purposes relating to evaluating or completing the proposed transactions. The Purchaser will protect such personal information by security safeguards that are appropriate to the sensitivity of the information. The Purchaser will return all such personal information to the Seller or permanently and irrevocably destroy such personal information at the Seller’s request if the transaction is not completed for any reason. On and after completion of the transaction, the Purchaser and the Company will: (i) use and disclose all personal information under their control, which was exchanged by them in connection with the transaction, solely for the purposes for which such personal information was collected, permitted to be used or disclosed before the transaction was completed; (ii) protect such information using safeguards appropriate to the sensitivity of the information; and (iii) give effect to any withdrawal of consent by an individual to the continued collection, use or disclosure of such individual’s personal information. To the extent that any of the provisions of this Section 8.04 are inconsistent with Section 13.01, the provisions of Section 13.01 shall prevail.

8.05Payments to Certain Individuals. Any payments made hereunder to any In The Money Optionholder or individual employed by the Company or its Subsidiaries shall, at the request of the Seller, be made through the payroll processing system of the Company and its Subsidiaries.

ARTICLE IX
TERMINATION

9.01	Termination. This Agreement may be terminated at any time prior to the Closing only as follows, and in no other manner:

(a)by mutual written consent of the Purchaser, on the one hand, and the Seller, on the other hand;

(b)upon the issuance by any Governmental Body of an order, decree or ruling or its taking of any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or any other action shall have become final and non-appealable; provided, however, that no termination may be made under this Section 9.01(b) if the failure to close shall have been caused by the action or inaction of the terminating party;

(c)by the Purchaser, on the one hand, or by the Company, on the other hand, if the Closing shall not have occurred on or before the date that is sixty (60) calendar days after the date of this Agreement, or such later date as may have been agreed upon by the parties hereto (the “Outside Date”); provided, however, that no termination may be made under this Section 9.01(c) if the failure to close shall have been caused by the action or inaction of the terminating party;

(d)by the Purchaser, upon a breach of any covenant or agreement on the part of the Seller or the Company set forth in this Agreement, or if any representation or warranty contained in Article IV or Article V shall be or have become untrue, in either case, such that any of the conditions set forth in Sections 3.01(a), 3.01(b), 3.01(c) or 3.01(d) would not be satisfied; provided, however, that, if such breach is curable before the Outside Date by the Seller or the Company through the exercise of commercially reasonable efforts and for so long as the Seller and Company continue to exercise such commercially reasonable efforts, the Purchaser may not terminate this Agreement under this Section 9.01(d);

(e)by the Seller and the Company, upon a breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall be or have become untrue, in either case, such that any of the condition set forth in Section 3.02(a), Section 3.02(b) or 3.02(c) would not be satisfied; provided, however, that, if such breach is curable before the Outside Date by the Purchaser through the exercise of commercially reasonable efforts and for so long as the Purchaser continues to exercise such reasonable commercially efforts, the Seller and the Company may not terminate this Agreement under this Section 9.01(e); or

(f)	by the Seller and the Company, if (i) the conditions provided for in Section
3.01 and 3.03 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date that notice of termination is delivered by the Seller and the Company to the Purchaser), (ii) the Purchaser does not consummate the transactions contemplated by this Agreement by the day and time the Closing is required to occur pursuant to Section 2.02, and (iii) the Seller has, at least five (5) Business Days prior to seeking to terminate this Agreement pursuant to this Section 9.01(f), irrevocably confirmed in a written notice delivered to the Purchaser that the Seller and the Company are ready, willing and able to consummate the Closing subject to closing conditions that by their terms or nature are to be satisfied at the Closing, and the Purchaser has not effected the Closing by the end of such five (5) Business Day period.

9.02	Effect of Termination.

(a)If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no further force and effect (other than Article I, Section 8.04 and this Section 9.02) without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement and (b) except that no such termination shall relieve any party hereto of any liability for damages resulting from any willful breach by such party of this Agreement. For purposes of clarification, the parties hereto agree that (i) if the Purchaser does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Article III have been satisfied or waived by the Company and the Seller (other than conditions to be performed by the Purchaser at the Closing), such failure or refusal to close shall be deemed to be a willful breach of this Agreement by the Purchaser, and (ii) if the Company or the Seller does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Article III have been satisfied or waived by the Purchaser (other than conditions to be performed by the Company or the Seller at the Closing), such failure or refusal to close shall be deemed to be a willful breach of this Agreement by the Company and the Seller.

(b)Nothing in this Section 9.02(b) will limit the right of the Seller, the Company or any of their Affiliates (i) to bring or maintain, or receive damages in, any action, suit, claim, investigation or proceeding for injunction, specific performance or other equitable relief as provided in Section 13.16 or (ii) to bring or maintain, or receive damages in, any action, suit, claim, investigation or proceeding arising out of or in connection with any breach of the Confidentiality Agreement. Nothing in this Section 9.02(b) will limit the right of the Purchaser or any of its Affiliates (i) to bring or maintain, or receive damages in, any action, suit, claim, investigation or proceeding for injunction, specific performance or other equitable relief as provided in Section 13.16 or (ii) to bring or maintain, or receive damages in, any action, suit, claim, investigation or proceeding arising out of or in connection with any breach of the Confidentiality Agreement.

ARTICLE X

ADDITIONAL AGREEMENTS AND COVENANTS

10.1Acknowledgement by the Purchaser. The representations and warranties of the Seller and the Company expressly and specifically set forth in Article IV and Article V, as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Company, the Seller or any of their respective Non-Recourse Parties as to any matter concerning the Company, any of its Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to the Purchaser or any of its Non-Recourse Parties in certain “data rooms” or presentations including “management presentations”) and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Company, the Seller and each of their respective Non-Recourse Parties.

10.2Further Assurances. From time to time, as and when requested in writing by any party hereto and at such requesting party’s expense, any other party shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

10.3	Employees and Employee Benefits.

(a)Salary and Wages. The Purchaser will cause the Company and its Subsidiaries to retain as employees effective immediately after the Closing Date those employees of the Company and its Subsidiaries that the Purchaser, in its sole discretion, so chooses to retain. All such employees of the Company and its Subsidiaries who are employed by the Company and its Subsidiaries immediately following the Closing Date are referred to as “Retained Employees”. The Purchaser will cause the Company and its Subsidiaries to provide each such Retained Employee who remains employed with at least the same base wages, annual base salary and annual rate of cash bonus potential (determined as a percentage of annual base salary) (but excluding any equity plan program or arrangement) provided to each such employee on the Closing Date for a period of at least one (1) year following the Closing

Date; provided, however, that (i) nothing in this Section 10.03(a) shall obligate the Purchaser or the Company or any of its Subsidiaries to continue the employment of any such Retained Employee for any specific period (for the avoidance of doubt, no provision of this Agreement shall prohibit or limit the ability of the Purchaser, the Company and its Subsidiaries to terminate the employment of any of the Retained Employees after the Closing Date) and (ii) the obligations owed under this Section 10.03(a) in connection with a Retained Employee shall terminate upon the termination of such Retained Employee’s employment (for the avoidance of doubt and by way of example, if a Retained Employee’s employment is terminated on the six month anniversary of the Closing Date, none of the Purchaser, the Company or its Subsidiaries will have any obligation under this Section 10.03(a) to pay any wages, salary or cash bonus to such Retained Employee after such termination of employment).

(b)Collective Bargaining Agreements. The Purchaser recognizes that the Company and each of its Subsidiaries, as applicable, will remain bound by the collective bargaining agreements set forth on the Contracts Schedule pursuant to Section 5.09(a)(i) after the Closing Date.

(c)	Employee Benefits. As of the Closing Date and for a period of at least one
(1) year thereafter, the Purchaser shall provide, or shall cause the Company and its Subsidiaries to provide, each Retained Employee with benefits (other than any equity- based compensation) that are substantially similar, or more favorable, in the aggregate to the benefits provided to such Retained Employee immediately prior to the Closing Date. To the extent that, during this one year time period, any Retained Employee is provided with benefits that are less favorable, the Purchaser shall provide, or shall cause the Company and its Subsidiaries to provide, additional wages to make up for any such shortfall.

(d)Employee Service Credit. The Purchaser (i) shall give, or cause the Company and its Subsidiaries to give, each Retained Employee credit under any benefit plan or personnel policies that cover the Retained Employee after the Closing Date, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Retained Employee’s service with the Company and its Affiliates prior to the Closing Date, to the same extent recognized by the Company or its Subsidiaries or any predecessor thereof as of the Closing Date, (ii) shall allow such Retained Employees to participate in each plan providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) without regard to preexisting condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans immediately prior to the Closing Date, and (iii) if any Welfare Plan or Canadian Benefit is terminated prior to the end of the plan year that includes the Closing Date, the Purchaser shall credit the Retained Employee with any expenses that were covered by such Welfare Plan(s) or Canadian Benefit Plan(s), as applicable, for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans.

(e)Vacation Pay and Personal Holidays. The Purchaser shall cause the Company and its Subsidiaries to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years), and shall assume all liability for the payment of such amounts.

(f)No Third Party Beneficiaries. The provisions of this Section 10.03 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 10.03. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Plan, Canadian Benefit Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Purchaser, the Company and their respective Subsidiaries or any of their respective Affiliates; (ii) alter or limit the ability of the Purchaser or the Company and their respective Subsidiaries to amend, modify or terminate any Plan, Canadian Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with the Purchaser or the Company and their respective Subsidiaries, or constitute or create an employment agreement with any employee.

(g)Unionized Employees. Notwithstanding anything to the contrary contained in this Section 10.03, the provisions of this Section 10.03 insofar as they relate to unionized employees of the Company or any of its Subsidiaries shall be subject and subordinate to the provisions of the relevant collective agreement(s).

10.4	Antitrust Notification.

(a)The Company and the Purchaser shall file with the United States Federal Trade Commission and the United States Department of Justice, as promptly as practicable, but in no event later than seven (7) Business Days following the execution and delivery of this Agreement, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act. The Purchaser shall file with any other Governmental Body, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than seven (7) Business Days following the execution and delivery of this Agreement, any other filings (including any pre-notification draft), reports, information and documentation as may be required for the transactions contemplated hereby pursuant to any Other Antitrust Regulations. Each of the Company and the Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Regulations. The Purchaser shall be responsible for all filing fees payable to the applicable Governmental Body under the HSR Act and any Other Antitrust Regulations in connection with the filings described in the first sentence of this Section 10.04(a).

(b)The Company and the Purchaser shall: (i) use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Regulations for the consummation of this Agreement and the transactions contemplated hereby; (ii) keep each other apprised of the status of any material communications with, and any material inquiries or requests for additional information from any Governmental

Body; and (iii) comply promptly with any such material inquiry or request and supply to any Governmental Body without undue delay any additional information requested. Notwithstanding the foregoing, the Purchaser agrees to take any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Body or any other Person so as to enable the parties hereto to expeditiously close the transactions contemplated hereby (and for the avoidance of doubt, so as to avoid an in depth or second phase review by the relevant Governmental Body) including consenting to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Body and, at the request of the Company, the Purchaser and its Affiliates shall be obligated to contest, administratively or in court, any ruling, order, or other action of any Governmental Body or any other Person respecting the transactions contemplated by this Agreement. Prior to the Closing, the Purchaser shall not, and shall cause its Affiliates not to, undertake any Competitive Transaction.

(c)The parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Regulations at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of material communications from and to personnel of the reviewing Governmental Bodies, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. For the avoidance of doubt, such commercially reasonable efforts shall not limit the Purchaser’s obligations pursuant to Section 10.04(b). Neither the Company nor the Purchaser shall participate in any meeting or material discussion with any Governmental Body with respect of any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either the Purchaser or the Company, shall be limited to outside antitrust counsel only). The Company and the Purchaser shall each approve the content of any filings (as contemplated by Section 10.04(a)), material communications, presentations, submissions, white papers or other written materials to be submitted to any Governmental Body in advance of any such submission, provided that such materials may be redacted to (A) remove references to commercially or competitively-sensitive information, and (B) address reasonable attorney- client privilege or confidentiality concerns.

10.5Severance Obligations. Following the Closing, if the employment of any of the employees listed on the Severance Obligations Schedule (collectively, the “Severance Employees”) with the Company or any of its Subsidiaries is terminated by the Company in a manner that would result in severance obligations being due and payable to such Severance Employee pursuant to applicable Law or any employment agreement between the applicable Severance Employee and the Company or any of its Subsidiaries, in any case, on or prior to the date that is sixty (60) days following the Closing, the Seller shall, within ten (10) Business Days of any written request by the Purchaser, reimburse the Company for the out-of-pocket severance payments set forth opposite such Severance Employee’s name on the Severance Obligations Schedule that are made by the Company or any of its Subsidiaries (subject, in each case, to the terms, limitations and obligations set forth on such Severance Obligations Schedule) to such Severance Employee (which out-of-pocket severance payments, for the purposes of calculating the amount to be reimbursed by the Seller pursuant to this Section 10.05, shall be reduced by any tax benefit of the deductions realizable by the Purchaser or any of its Affiliates (assuming such benefits are realizable at a 25% tax rate) with respect to such severance payments. For the avoidance of doubt, to the extent a Severance Employee remains employed by the Company or any of its Subsidiaries beyond the date that is sixty (60) days following the Closing, the obligation of Seller to reimburse the Company pursuant to this Section 10.05 shall terminate with respect to such Severance Employee.

10.6	Third Party Consents.

(a)Beginning as soon as reasonably practicable following the execution of this Agreement, the Company, the Purchaser and the Seller shall, and shall direct their respective employees and representatives to: (i) use their commercially reasonable efforts to promptly (X) obtain the necessary consents required by the Leases marked with a “*” on the No Breach Schedule (collectively, the “Third Party Consents”) and (Y) deliver any notices to the appropriate parties on the No Breach Schedule; (ii) subject to the remaining provisions of this Section 10.06(a), keep each other apprised of the status of any material communications with, and any material inquiries or requests for additional information from, any such third party; and (iii) subject to compliance with applicable Law and the confidentiality obligations of this Agreement, supply to any such third party without undue delay any additional information requested. In addition, the Purchaser agrees to take any and all reasonable steps or actions necessary to provide reasonable financial assurances in connection with obtaining any Third Party Consents, including providing a guarantee of the Purchaser or any of its Affiliates on behalf of the Company or any of its Subsidiaries, in their respective capacity as a tenant under any lease set forth on the No Breach Schedule. Notwithstanding the above, from and after the date of this Agreement until the Closing, the Seller shall control all aspects of the process to obtain the Third Party Consents (including any dispute, negotiation and/or settlement with any third party in connection with obtaining such Third Party Consents) and the Purchaser shall cooperate in good faith in all reasonable respects and as otherwise provided in this Section 10.06(a) with the Seller to obtain such Third Party Consents. In no event will the Purchaser or any Purchaser Indemnified Party contact any third party from which a Third Party Consent is required prior to the Closing with respect to arranging any such consent, without the express prior written consent of the Seller. The terms of the consent set forth in the Third Party Consent shall be reasonably acceptable to the Seller and the Purchaser. After the Closing, the Purchaser shall control all aspects of the process to obtain the Third Party Consents (including any dispute, negotiation and/or settlement with any third party in connection with obtaining such Third Party Consents) and the Seller shall cooperate in good faith in all reasonable respects and as otherwise provided in this Section 10.06(a) with the Purchaser and the Company to obtain such Third Party Consents; provided, however, that any such post-Closing Third Party Consent shall be subject to the consent of the Seller (not to be unreasonably withheld).

(b)If all of the conditions set forth in Article III (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing) are satisfied such that Closing would otherwise occur under Section 2.02(A) (the “Prescribed Closing Date”), but one or more of the Third Party Consents have not been obtained as of such Prescribed Closing Date, then either the Purchaser or the Seller may, in each case, in its sole discretion, extend the Prescribed Closing Date to the date that is fourteen (14)

calendar days after the Prescribed Closing Date (such date, the “Extended Closing Date”). For the avoidance of doubt, the Third Party Consents or delivery of any notices set forth on the No Breach Schedule are not conditions to Closing and the failure to obtain one or more Third Party Consents simply permits a delay in the Closing Date, as described in the prior sentence, but does not permit a termination of this Agreement.

(c)If (i) one or more Third Party Consents are not obtained by the Extended Closing Date or (ii) in connection with obtaining any of the Third Party Consents, increased payments are required of, the Purchaser and its Affiliates, including the Company (collectively, the “Purchaser Indemnified Parties”), then the Purchaser Indemnified Parties shall be indemnified by the Seller and its Affiliates against, and held harmless from, any and all loss (whether direct, indirect, incidental or consequential), liability, damage or expense (including reasonable legal fees) (“Losses”) suffered or incurred by any of the Purchaser Indemnified Parties to the extent arising from the failure to obtain such Third Party Consent(s) by the Extended Closing Date or the increased payments described in (ii); provided, however, that the Purchaser Indemnified Parties shall not be entitled to recover under this Section 10.06(b) an aggregate amount in excess of five million dollars ($5,000,000). Each Purchaser Indemnified Party agrees to take all commercially reasonable actions to mitigate any Loss resulting from the failure to obtain such Third Party Consent, including responding to and/or taking appropriate actions, with prompt attention and urgency, in the same manner as the applicable Purchaser Indemnified Parties would respond to such claims or liabilities in the absence of the indemnification provisions of this Section 10.06. Notwithstanding this Section 10.06(b), the Purchaser Indemnified Parties shall not be entitled to indemnification pursuant to this Section 10.06(b) if the Third Party Consents are obtained on or prior to the Extended Closing Date or if the failure to obtain such Third Party Consents is as a result of the Purchaser’s or any Purchaser Indemnified Party’s breach of any of their obligations or covenants set forth in this Agreement, including this Section 10.06. The survival period for the Purchaser Indemnified Parties to make an indemnification claim under this Section 10.06 shall be for twelve months following the Closing; provided, however, that the Losses claimed under this Section 10.06 may include expected future Losses due to any increased payments required of the Purchaser Indemnified Parties in connection with obtaining any of the Third Party Consents.

10.7Data Room. The Seller and the Company shall reasonably cooperate with the Purchaser (including by instructing Seller’s financial advisers and data room providers to comply with a request by the Purchaser for the compact disc or USB flash drive referenced in this Section 10.07) to obtain a compact disc or USB flash drive (which shall be permanent and assessable, without need for any password, using readily and commercially available software) containing, in electronic format, all documents posted to the data site maintained by Seller as of the Closing.

ARTICLE XI
INTENTIONALLY OMITTED
ARTICLE XII

TAX MATTERS

12.01	Preparation and Filing of Tax Returns; Payment of Taxes.

(a)Subject to Section 12.01(b) and (c), the Purchaser and the Company shall prepare, or cause to be prepared, and timely file, or cause to be filed, all Tax Returns with respect to the Company or any Subsidiary required to be filed after the Closing. The Purchaser shall make, or cause to be made, all payments required with respect to any such Tax Returns.

(b)Any Income Tax Return to be prepared and filed after the Closing Date for the Pre-Closing Tax Period or for a Straddle Period shall be prepared (subject to the last sentence of Section 12.01(c)) on a basis consistent with the last similar Tax Return and the agreements in Section 12.01(c). The party preparing each such Tax Return shall provide the Seller with a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Seller) at least thirty (30) days prior to the filing of such Tax Return, except that in the case of an income Tax Return due within ninety (90) days following the Closing Date, the copy shall be provided to the Seller within ten (10) days prior to the filing. Subject to the last sentence of Section 12.01(c), the Purchaser shall accept any reasonable comments of the Seller to such Tax Returns that are consistent with the past practice of the Company and its Subsidiaries in preparing Tax Returns and that are consistent with the agreements set forth in Section 12.01(c). Unless otherwise required by Law, none of the Purchaser or any of its Affiliates shall (or shall cause or permit any other Person to) (i) amend, re-file or otherwise modify any Tax Return (other than for purposes of carrying back any net operating losses) relating in whole or in part to the Company or any Subsidiary with respect to any Pre-Closing Tax Period, (ii) extend or waive the applicable statute of limitations or reassessment period with respect to a Tax of the Company or any Subsidiary for a Pre-Closing Tax Period; (iii) file any ruling or other request with any Governmental Body that relates to Taxes or Tax Returns of the Company or any Subsidiary for a Pre-Closing Tax Period; (iv) other than elections provided for in this Agreement, make any Tax election that has retroactive effect to any Pre-Closing Tax Period, or (v) pursue or enter into any voluntary disclosure or similar agreements with any Governmental Body regarding or affecting any Tax or Tax Returns of the Company or any Subsidiary for a Pre-Closing Tax Period, in each case, without the prior written consent of the Seller, not to be unreasonably withheld, conditioned or delayed.

(c)The Seller and the Purchaser agree as follows with respect to the following Tax matters:

(i)the Purchaser shall not make or cause to be made any election under Section 338(g) of the Code to the extent such election has retroactive effect prior to the Closing Date without the prior written consent of the Seller, not to be unreasonably withheld conditioned or delayed.

(ii)To treat, to the maximum extent permitted by applicable Law, any Transaction Tax Deductions paid or accrued on or before the Closing as deductible in a period (or portion of a Straddle Period) ending on the Closing Date.

(iii)To properly make an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Tax Deductions incurred by any member of the Acquired Company U.S. Group that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f).

(iv)That no election shall be made to waive the carry back of any net operating loss or other Tax attribute or Tax credit incurred or realized in a period (or portion of any Straddle Period) ending prior to the Closing Date by the Company or any Subsidiary of the Company.

(v)To treat all indemnification payments under this Agreement as adjustments to the Closing Cash Proceeds for all relevant Tax purposes.

Unless otherwise precluded by applicable Law or required by a determination of a Governmental Body that is final, the Seller and the Purchaser shall prepare and file all Tax Returns (and cause the Company and each Subsidiary of the Company and each other applicable Affiliate to file all
Tax Returns), consistently with the agreements set forth in this Section 12.01(c) and to timely make all elections in accordance with this Section 12.01(c).

12.02	Certain Post-Closing Payments and Post-Closing Actions.

(a)Refunds. Except to the extent resulting from the carryback of Tax attributes arising after the Closing Date (other than to the extent such attributes relate to the Transaction Deductions), refunds of Taxes with respect to any Pre-Closing Tax Period, including the Pre-Closing Tax Period portion of a Straddle Period, that are received by the Purchaser, the Company, or any Subsidiary after the Closing Date (any such refund, a “Pre- Closing Tax Refund”) shall be for the account of the Seller, the Minority Holders and the In The Money Optionholders (net of reasonable out of pocket expenses incurred by the Purchaser with respect to such refunds (excluding any expenses relating to filing Tax Returns that would legally be required to be filed regardless of whether such Tax Return showed a refund), and net of any Taxes incurred or that will be incurred by the Purchaser as a result of receiving such refunds), and the Purchaser shall pay over to the Seller, each of the Minority Holders and each of the In The Money Optionholders, in each case, their respective Pro Rata Share of, any such Pre-Closing Tax Refund within fifteen (15) days after the later of (A) the receipt thereof, and (B) the filing of all income Tax Returns with respect to the Company or any Subsidiary for the Pre-Closing Tax Period and for any Straddle Periods. The Purchaser shall use its commercially reasonable efforts to cooperate with the Seller in obtaining such refunds, it being understood that (i) the Purchaser, the Company, and any Subsidiary will carryback any net operating or non-capital losses for taxable periods ending on or before or including the Closing Date to prior taxable periods as allowable by applicable Tax Law and shall claim Tax refunds as a result of such carryback (including through the filing of amended Tax Returns), (ii) any such Pre-Closing Tax Refunds will be claimed in cash rather than as a credit against future Tax liabilities, (iii) a Pre-Closing Tax Refund with respect to the portion of a Straddle Period ending on and including the Closing Date shall be determined in accordance with Section 12.03 and the Purchaser shall pay over to the Seller, each of the Minority Holders and each of the In The Money Optionholders, in each case, their respective Pro Rata Share of the Pre-Closing Tax Refund for such period (including estimated Taxes paid prior to the Closing Date) within the time frame set forth in the first sentence of this Section 12.02(a), and (iv) to the extent Pre-Closing Tax Refunds are reduced because of the inability to close the tax year of the Company or any Subsidiary on the Closing Date and there is a commensurate resulting reduction in the Taxes of the Company or any Subsidiary for such tax year, then the Purchaser shall pay over to the Seller, each of the Minority Holders and each of the In The Money Optionholders, in each case, their respective Pro Rata Share of the amount of such reduction within ten (10) days after the filing of the Tax Return for the applicable Straddle Period. Notwithstanding the foregoing, any refund of Income Taxes for a Pre- Closing Tax Period shall be for the account of the Purchaser and shall be retained by the Purchaser to the extent that the Purchaser has paid any Income Taxes of the Company or any Subsidiary under Section 12.01(a) for the year ending December 31, 2017, year ending on the Closing Date, or for the portion of any Straddle Period ending on the Closing Date as determined under Section 12.03 (in each case, excluding any such payments that have otherwise reduced amounts payable to the Seller, the Minority Holders or the In the Money Optionholders pursuant to this Agreement).

(b)Transaction Tax Deductions. To the extent that the Purchaser, the Company, any Subsidiary of the Company, or any other Affiliate of the Purchaser realizes a Transaction Tax Benefit (as defined below), the Purchaser shall pay to the Seller, each of the Minority Holdings, and each of the In The Money Optionholders, in each case, their respective Pro Rata Share of the Transaction Tax Benefit. A Transaction Tax Benefit means any reduction in Income Taxes, or increase in Income Tax refunds, arising in any period (or portion thereof) beginning after the Closing Date that are attributable to the Transaction Tax Deductions (computed on a with and without basis at the end of each taxable year of the Purchaser). All Transaction Tax Benefits shall be paid no later than thirty (30) days after the date the Purchaser files its income tax return for the year in which the Transaction Tax Benefit is realized.

12.03	Allocation of Certain Taxes.

(a)If the Company or any Subsidiary is permitted, but not required, under applicable Tax Laws to treat the Closing Date as the last day of a taxable period, the Company or applicable Subsidiary shall take all permitted or required actions to treat such day as the last day of a taxable period.

(b)In the case of any property or similar ad valorem Taxes for a Straddle Period (as defined below), such Taxes shall be allocated to the part of the period ending on the Closing Date in an amount equal to the product of (x) the amount of such Taxes for the entire Straddle Period and (y) a fraction, the numerator of which is the number of number of days in the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period. In the case of any other Taxes (including all Income Taxes) for a taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) with respect to the Company or any Subsidiary shall be apportioned for purposes of this Agreement to the portion of the period ending on the Closing Date based on the actual operations of the Company or the applicable Subsidiary, as the case may be, during such portion of the period, and such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing Taxes attributable to the two portions of a taxable period pursuant to this Section 12.03, (i) all transactions occurring outside the ordinary course of business on the Closing Date after the Closing shall be allocated to the post-Closing portion of any Straddle Period or the taxable period beginning on the date after the Closing Date, as the case may be, and (ii) the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

12.04Transfer Taxes. All transfer, documentary, sales, use, stamp registration, conveyance and other similar Taxes, (which for the avoidance of doubt do not include income or similar Taxes) arising out of or imposed upon the transactions contemplated hereunder and all related interest and penalties (collectively, “Transfer Taxes”) shall be paid by the Purchaser. The Purchaser shall prepare any Tax Returns with respect to such Taxes, and the Seller shall cooperate with the Purchaser in the preparation of such Tax Returns.

12.05Cooperation on Tax Matters. The Purchaser, on the one hand, and the Seller, on the other hand, and their respective Affiliates shall cooperate in (i) the preparation of all Tax Returns for any period beginning before the Closing Date (which shall include the Purchaser, the Company, and any Subsidiary cooperating with and providing documents reasonably requested by the Seller and the Minority Holders to assist the Seller and the Minority Holders in the preparation of their or their Affiliates’ Tax Returns) and (ii) the conduct of any Tax Proceeding (as defined below) for any period beginning prior to the Closing Date.

12.06Tax Firm. To the extent that the Seller and the Purchaser have any dispute on any Taxes or other Tax matter governed by this Article XII (including as to the manner of the filing of a Tax Return) the parties shall work in good faith to timely resolve their differences. If the parties are unable to resolve their differences, any dispute as to Taxes or any matter covered by this Article XII shall be resolved by one of the “Big Five” accounting firms (the “Tax Firm”) in accordance with the guidelines and procedures determined in good faith between the Purchaser and the Seller in consultation with the Tax Firm, and the past practices of the Company and the agreements set forth in this Article XII shall be the Tax Firm’s standard for resolution of any such dispute wherever applicable.
ARTICLE XIII
MISCELLANEOUS

13.01	Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication (other than by the Company and its Subsidiaries or any of their respective officers, employees and agents in the course of business) to the employees, customers, suppliers or other business relations of the Company and its Subsidiaries, shall be issued or made without the joint approval of the Purchaser and the Seller, unless required by Law or any listing or trading agreement concerning its publicly traded securities (in the reasonable opinion of counsel) in which case the Purchaser and the Seller shall have the right to review and comment on such press release or announcement prior to publication; provided, that the Seller shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the transactions contemplated herein to its Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated herein to their respective limited partners and, so long as appropriate confidentiality covenants are in place, prospective limited partners in connection with their fundraising and reporting activities, and following the consummation of the transactions contemplated herein, Seller and its Affiliates shall retain the right to disclose, so long as appropriate confidentiality covenants are in place, the Company’s historical sales and earnings information for the period during which the Company was owned by Seller of its Affiliates. For the avoidance of doubt, each party hereto may make announcements to their respective employees or other business relations that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

13.02Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (a) by the Company and its Subsidiaries incurred prior to the Closing shall be paid by the Seller and/or by the Company and its Subsidiaries, or (b) by the Purchaser shall be paid by the Purchaser.

13.03Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Purchaser and, following the Closing, the Company:
Intertape Polymer Group Inc.
100 Paramount Drive, Suite 300
Sarasota, Florida 34232
Attention: Jeff Crystal, Chief Financial Officer, and Randi M. Booth, Senior Vice President & General Counsel
Facsimile: (941) 727-2344
Email: jcrystal@itape.com and rbooth@itape.com

with a copy to:
Holland & Knight, LLP
100 North Tampa Street, Suite 4100

Tampa, Florida 33602
Attention: Michael M. Mills, Jr.
Facsimile: (813) 229-0134
Email: michael.mills@hklaw.com

Notices to the Seller and, prior to the Closing, the Company:

Polyair Inter Pack, Inc.
330 Humberline Drive
Toronto, Ontario M92 1R5
Attention: Michael McEntee
Facsimile: (416) 679-6610
Email: mmcentee@polyair.com

and

Glencoe Skydome Holdings, L.P.
200 N LaSalle Blvd #2150
Chicago, Illinois 60601
Attention: Matt Hallgren
Facsimile: (312) 795-6300
Email: mhallgren@glencap.com

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Ryan D. Harris, P.C. and Cole Parker
Facsimile: (312) 862-2200
Email: ryan.harris@kirkland.com and cole.parker@kirkland.com

13.04Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the parties without the prior written consent of the other parties; provided, that (a) the parties may assign their respective rights under this Agreement to their lenders as collateral security for their obligations under any of their secured debt financing arrangements; and (b) the Purchaser may, without the prior approval of any other party, assign any or all of its rights and interests hereunder to a Subsidiary of the Purchaser (such assignee, a “Subsidiary Assignee”). Notwithstanding the foregoing and without limiting the provisions of Section 13.05, no assignment by the Purchaser to a Subsidiary Assignee shall relieve the Purchaser of its obligations under this Agreement or any of the documents contemplated hereunder.

13.05Guaranty of Purchaser. In the event that the Purchaser assigns its rights under this Agreement to a Subsidiary Assignee, the Purchaser hereby absolutely, irrevocably and unconditionally guarantees to the Seller the payment or performance of any and all of the obligations of the Purchaser and/or Subsidiary Assignee under this Agreement and each of the documents contemplated hereunder (the “Guaranteed Obligations”), and upon written demand by the Seller, the Purchaser shall pay or perform, or shall cause to be paid or performed, any of the Guaranteed Obligations. The guarantee provided by the Purchaser pursuant to this Section 13.05 is a guarantee of payment and performance (and not just of collection), and the Purchaser acknowledges and agrees that this guarantee is full and unconditional, and no amendment, modification, waiver, release or extinguishment of any obligations or liabilities of the Purchaser or any Subsidiary Assignee, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. The Purchaser and the Subsidiary Assignee hereby waive, for the benefit of the Purchaser, any right to require the Purchaser, as a condition or prerequisite of payment or performance by the Purchaser, to proceed in any proceeding or other action against the Subsidiary Assignee or any other Person. The Purchaser understands and acknowledges that the Seller is relying on this guarantee in entering into this Agreement and that the agreements by the Purchaser set forth in this Section 13.05 are knowingly made in the furtherance of the receipt of substantial direct and indirect benefits from the transactions contemplated by this Agreement. The obligations of the Purchaser under this Section 13.05 are subject to any and all rights and defenses that the Purchaser or any Subsidiary Assignee has or may have hereafter under the terms of this Agreement.

13.06Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.07Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

13.08Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

13.09Complete Agreement. This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

13.10Third Party Beneficiaries. Section 8.02 shall be enforceable by each of the current and former officers, directors or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and, for purposes of Section 8.02, each of the current and former officers, directors or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

13.11Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one (1) or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall re execute the original form of this Agreement and deliver such form to all other parties hereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

13.12Governing Law; Jurisdiction; Waiver of Jury Trial. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13.13	Sources of Recovery.

(a)The Purchaser hereby agrees and acknowledges that its right to any payment to be made pursuant to Section 2.04(h)(i) solely from the Purchase Price Adjustment Escrow Amount shall be the Purchaser’s sole and exclusive source of recovery for any amounts owing to the Purchaser pursuant to Section 2.04(h)(i).

(b)Following the Closing, the Purchaser hereby acknowledges and agrees that, except as expressly provided in Section 13.13(a) and Section 13.16, neither the Company, nor the Seller, shall have any liability, responsibility or obligation arising under this Agreement or any exhibit or Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby (including with respect to any matters arising under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law), whether purporting to sound in contract or tort, or at law or in equity, or otherwise, in each case, other than any obligation of one party to another in respect of a covenant set forth in Article VIII, Article X and Article XII in favor of the Seller that survives the Closing. Notwithstanding the prior sentence or any other provision of this Agreement, a claim or action based on fraud may be brought at any time.

(c)Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Non-Recourse Party.

13.14Deliveries to the Purchaser. The Purchaser agrees and acknowledges that all documents or other items delivered in writing (including by electronic mail) to the Purchaser or its representatives in connection with the transactions contemplated by this Agreement or uploaded and made available in the online “data room” established by Intralinks for Project Wrap on or before the date that is one (1) Business Day prior to the date hereof shall be deemed to have been delivered, provided or made available to the Purchaser or its representatives for all purposes hereunder.

13.15Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

13.16	Specific Performance.

(a)The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.

(b)Notwithstanding the foregoing, it is expressly agreed that (i) the Company and the Seller will be entitled to specific performance of the Purchaser’s obligation to consummate the Closing in the event that all conditions set forth in Section 3.01 and Section 3.03 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which shall be capable of being satisfied by the date the Closing is required to have occurred pursuant to this Agreement) and the Purchaser fails to complete the Closing by the date the Closing is required to have occurred pursuant to this Agreement, and (ii) the Purchaser will be entitled to specific performance of the Company and the Sellers’ obligation to consummate the Closing in the event that all conditions set forth in Section 3.02 and Section 3.03 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which shall be capable of being satisfied by the date the Closing is required to have occurred pursuant to this Agreement) and the Company and the Seller fail to complete the Closing by the date the Closing is required to have occurred pursuant to this Agreement. The parties shall not assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and shall not assert that a remedy of monetary damages (including any amounts payable pursuant to Section 9.02) would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. No party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.16 will be required to provide any bond or other security in connection therewith. The remedies available to the parties pursuant to this Section 13.16 will be in addition to any other remedy to which they were entitled at law or in equity. If, before the Outside Date, any party hereto brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, then the Outside Date will automatically be extended (y) for the period during which such action is pending, plus ten (10) Business Days, or (z) by such other time period established by the court presiding over such action, as the case may be.

13.17Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.

13.18Prevailing Party. Other than with respect to disputes arising pursuant to Section 2.04, in any dispute arising out of or related to this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby or thereby.

13.19Company Representation. Each of the parties hereto hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to each and any of the Seller, Minority Holders and their respective Non-Recourse Parties (individually and collectively, the “Sellers Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Sellers Group (or any member of the Sellers Group) or any director, member, partner, officer, employee or Affiliate of the Company or the Sellers Group (or any member of the Sellers Group) in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries, and each of the Parties consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Non-Recourse Party thereof to consent to and waive any conflict of interest arising from such representation. The decision to represent any of the Seller or the Minority Holders and their respective Non-Recourse Parties shall be solely that of Kirkland & Ellis LLP. Any privilege attaching as a result of Kirkland & Ellis LLP representing the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect; provided that, such privilege from and after the Closing shall be assigned to and controlled by the Representative. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege attaching as a result of Kirkland & Ellis LLP representing the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by the Representative. As to any privileged attorney-client communications between Kirkland & Ellis LLP and the Company or any of its Subsidiaries prior to the Closing Date (collectively, the “Privileged Communications”), the Purchaser and the Company, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties hereto or any of their respective Non-Recourse Parties after the Closing. The Company further agrees that, on its own behalf and on behalf of its Subsidiaries, Kirkland & Ellis LLP’s retention by the Company or any of its respective Subsidiaries shall be deemed completed and terminated without any further action by any Person effective as of the Closing.

13.20Survival of Representations, Warranties and Covenants. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, none of the representations and warranties of any party contained in this Agreement (including any certificate to be delivered under this Agreement) and none of the covenants or agreements of any party required to be performed by such party before the Closing shall survive the Closing, and following the Closing none of the parties or any of their respective Affiliates, successors, assigns, directors, officers, employees, advisors, agents, or other representatives shall have any liability whatsoever with respect to any such representation, warranty, covenant or agreement, and no claim or action for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto; provided, however, that a claim or action based on fraud may be brought at any time. The provisions of this Section 13.20 will not, however, prevent or limit a cause of action under Section 13.16 to obtain an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Unless otherwise indicated, the covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing until they have been performed or satisfied.

13.21R&W Insurance Policy. Prior to or simultaneously with the execution and delivery of this Agreement, the Purchaser shall pay the non-refundable down payment of premium and the underwriting fee to Ethos Specialty Insurance Services LLC (the “R&W Insurer”) to bind and incept coverage under the R&W Insurance Policy. The Purchaser shall pay the R&W Insurer the remainder of premium and all other costs required for issuance of the policy in connection with the issuance of the R&W Insurance Policy at the Closing. The Purchaser shall execute and cause to be executed and delivered all documents attached to the R&W Insurance Policy or as otherwise may be required by the R&W Insurer in connection with (a) binding coverage under the terms of the R&W Insurance Policy on the date hereof and (b) issuing the final R&W Insurance Policy. The R&W Insurance Policy shall include a provision whereby insurer expressly irrevocably waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Seller or any of its Affiliates or representatives with respect to any claim made by any insured thereunder unless such claims were the result of fraud prior to the Closing by the Seller or any of its Affiliates or representatives. The Seller shall use commercially reasonable efforts to assist and cooperate with the Purchaser in connection with any claim by the Purchaser under, or recovery by the Purchaser with respect to, the R&W Insurance Policy. The Purchaser shall not amend the subrogation or third party beneficiary provisions contained in such insurance policy benefiting the Seller without the consent of the Seller. In addition, the Purchaser shall use commercially reasonable efforts to keep the Seller reasonably informed regarding material correspondence with the insurer relating to claims or potential claims under the R&W Insurance Policy.

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first above written.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first above written.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first above written.